UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.       )

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XL GROUP Public Limited Company
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XL GROUP PLC
No. 1 Hatch Street Upper, 4th Floor, Dublin 2, Ireland

NOTICE OF ANNUAL GENERAL MEETING OF HOLDERS OF ORDINARY
SHARES TO BE HELD ON FRIDAY, APRIL 26, 2013

Dublin, Ireland

March 11, 2013

To the Holders of Ordinary Shares of XL Group plc:

Notice is hereby given that the Annual General Meeting of holders of ordinary shares of XL Group plc will be held at The Merrion Hotel, located at Upper Merrion Street, Dublin 2, Ireland, on Friday, April 26, 2013 at 8:30 a.m. local time for the following purposes:

1.	To elect, by separate resolutions, three Class III Directors to hold office until 2016;

2.

To ratify the appointment of PricewaterhouseCoopers LLP to act as the independent auditor of XL Group plc for the year ending December 31, 2013, and to authorize the Audit Committee of the Board of Directors to determine PricewaterhouseCoopers LLP’s remuneration;

3.	To provide a non-binding, advisory vote approving XL Group plc’s executive compensation; and

4.	To transact such other business as may properly come before the meeting or any adjournments thereof.

Only shareholders of XL Group plc at the close of business on March 6, 2013 are entitled to notice of, and to vote at, the annual meeting. For instructions on voting, please refer to the instructions on the enclosed proxy card.

During the meeting, management will present XL Group plc’s Irish Statutory Accounts for the fiscal year ended December 31, 2012.

By Order of The Board of Directors,

Kirstin Gould
Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of shareholders to be held on April 26, 2013. Our Proxy Statement for the 2013 Annual General Meeting of shareholders and the Annual Report on Form 10-K for the fiscal year ended December 31, 2012 are available at www.envisionreports.com/XL if you are a shareholder of record, and www.edocumentview.com/XL if you are a beneficial owner.

Your vote is important. Whether or not you plan to attend the 2013 Annual General Meeting of shareholders, please vote as promptly as possible by telephone, through the internet or by requesting a paper proxy card to complete, sign and return by mail.

XL GROUP PLC

PROXY STATEMENT FOR THE ANNUAL GENERAL MEETING OF HOLDERS OF
ORDINARY SHARES TO BE HELD ON APRIL 26, 2013

GENERAL INFORMATION

The accompanying proxy is solicited by the Board of Directors of XL Group plc to be voted at the Annual General Meeting of holders of XL Group plc’s ordinary shares to be held on April 26, 2013 and any adjournments thereof. Pursuant to the rules of the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet, except that hard copy versions of such materials will be provided to shareholders who have previously requested hard copies. Accordingly, we are sending the Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders. The Notice, the Notice of Annual General Meeting, this Proxy Statement and the proxy card are first being made available to shareholders on or about March 11, 2013. We have made available with this Proxy Statement the Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (the “Annual Report”), although the Annual Report should not be deemed to be part of this Proxy Statement. All shareholders will have the ability to access the proxy materials on a website referred to in the Notice. Upon request, shareholders will receive a printed set of the proxy materials. In addition, shareholders may specify how they would prefer to receive proxy materials in the future, including receiving proxy materials by e-mail or in hard copy format. By sending you the proxy materials over the internet or by e-mail, we save the cost of printing and mailing documents to you and reduce the impact of our annual general meetings on the environment. If you elect to receive future proxy materials by e-mail, you will receive an e-mail with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by e-mail will remain in effect until you terminate it. Additionally, if you choose to receive future proxy materials by mail, your election to receive proxy materials by mail will remain in effect until you terminate it.

When the proxy card is properly executed, the shares it represents will be voted at the meeting on the following proposals: (1) the election, by separate resolutions, of the three nominees for Class III Directors identified herein; (2) the ratification of the appointment of PricewaterhouseCoopers LLP to act as our independent auditor and the authorization of the Audit Committee of our Board of Directors to determine the independent auditor’s remuneration for the year ending December 31, 2013; and (3) the approval of our executive compensation through a non-binding, advisory vote.

Any shareholder giving a proxy has the power to revoke it prior to its exercise by giving notice of such revocation to the Company Secretary in writing to XL Group plc, One Bermudiana Road, Hamilton HM 08, Bermuda, by attending and voting in person at the Annual General Meeting or by executing a subsequent proxy, provided that such action is taken in sufficient time to permit revocation and the necessary examination and tabulation of the subsequent proxy before the votes are taken.

Shareholders of record as of the close of business on March 6, 2013 will be entitled to vote at the Annual General Meeting. As of March 6, 2013, there were 294,791,877 outstanding shares entitled to vote at the Annual General Meeting, with each share entitling the holder of record thereof to one vote at the Annual General Meeting (subject to certain limitations set forth in our Articles of Association—see footnote 1 to the table included under the heading “Security Ownership of Certain Beneficial Owners, Management and Directors”).

Under the law applicable to Irish companies, we are required to provide you with our Irish Statutory Accounts for our 2012 fiscal year, including the reports of our Directors and auditors thereon, which accounts have been prepared in accordance with Irish law. The Irish Statutory Accounts are available on our website at www.xlgroup.com/financialreports/irish2012 and will be laid before the Annual General Meeting. Other than the presentation of our 2012 financial statements and the minutes of the 2012 Annual General Meeting, we know of no specific matter to be brought before the Annual General Meeting that is not referred to in the Notice of Annual General Meeting. If any other matter comes before the Annual General Meeting, including any shareholder proposal properly made or any matter of a procedural or substantive nature (including any motion to amend a resolution or adjourn the Annual General Meeting), the proxy holders intend to vote proxies in accordance with their judgment.

The election, by separate resolutions, of each nominee for Director; the ratification of the appointment of, and authorization of the Audit Committee of our Board of Directors to determine the remuneration of, the independent auditor; and the approval of executive compensation on a non-binding, advisory basis each requires an affirmative vote of a majority of the votes cast on such proposal at the Annual General Meeting, provided there is a quorum (consisting of two or more shareholders present in person or by proxy and holding shares representing at least fifty percent (50%) of the issued shares carrying the right to vote at the Annual General Meeting). For purposes of determining a quorum, abstentions and broker non-votes present in person or by proxy are counted as represented. Although the advisory vote approving executive compensation is non-binding, the Board intends to carefully consider the results of this vote and, to the extent there is a significant negative vote, it intends to consult directly with shareholders as appropriate to better understand the concerns that influenced the vote.

With respect to proposal 1, the election of Class III Directors, and proposal 3, a non-binding, advisory vote approving executive compensation, abstentions and “broker non-votes” will not be considered votes cast with respect to such proposals. Therefore, abstentions and broker non-votes will have no effect on the outcome of those proposals.

With respect to proposal 2, the ratification of the appointment of the independent auditor and the authorization of the Audit Committee of our Board of Directors to determine the independent auditor’s remuneration, shares owned by shareholders electing to abstain from voting on the proposal will not be considered votes cast with respect to such proposal and, therefore, will have no effect on the outcome of the proposal.

On July 1, 2010, XL Group plc and XLIT Ltd. (formerly known as XL Capital Ltd) completed a redomestication transaction in which all of the ordinary shares of XLIT Ltd. were exchanged for all of the ordinary shares of XL Group plc. For periods prior to July 1, 2010, references herein to “we,” “our” or the “Company” are to XLIT Ltd. and, as applicable, its subsidiaries. For periods on and subsequent to July 1, 2010, references herein to “we,” “our” or the “Company” are to XL Group plc and, as applicable, its subsidiaries.

XL GROUP PLC
PROXY STATEMENT

TABLE OF CONTENTS

		Page
PROPOSALS UNDER VOTE		4
•	Election of Directors (Proposal No. 1)	4
•	Ratification of Appointment of Independent Auditor and Authorization of Audit Committee to Determine the Remuneration of the Independent Auditor (Proposal No. 2)	8
•	Non-Binding (Advisory) Vote Approving Executive Compensation (Proposal No. 3)	8
CORPORATE GOVERNANCE		10
•	Board of Directors	10
•	Committees	12
•	Compensation Committee Interlocks and Insider Participation	14
•	Communications with Members of the Board of Directors and its Committees	14
•	Code of Conduct	14
•	Website Access to Governance Documents	14
•	Procedures for Approval of Related Person Transactions	15
EXECUTIVE COMPENSATION		16
•	COMPENSATION DISCUSSION AND ANALYSIS	16

PROPOSALS UNDER VOTE

1. ELECTION OF DIRECTORS

At the Annual General Meeting, three Class III Directors are to be elected to hold office until the 2016 Annual General Meeting of shareholders. All of the nominees are currently serving as Directors and were appointed or elected in accordance with our Articles of Association. The persons designated as proxies will vote FOR the election of each of the nominees, unless otherwise directed. All of the nominees have consented to serve if elected, but if anyone becomes unavailable to serve, the persons named as proxies may exercise their discretion to vote for a substitute nominee.

The name, principal occupation and other information concerning each nominee and each continuing Director, including the reasons for the view of the Board of Directors (sometimes hereinafter referred to as the “Board”) that each of the nominees for election, and each of the continuing Directors, should serve as Directors at this time, are set forth below.

Director Nominees

Class III Directors whose terms will expire in 2016:

Joseph Mauriello, age 68, has been a Director since January 2006. Mr. Mauriello was formerly Deputy Chairman and Chief Operating Officer of and a director of KPMG LLP (United States) and KPMG Americas Region from 2004 to 2005. During his 40 years at KPMG, Mr. Mauriello held numerous leadership positions, including Vice Chairman of Financial Services from 2002 to 2004. He is a Certified Public Accountant (Retired) in New York and is a member of the American Institute of Certified Public Accountants. He has also been a member of the board of overseers of the School of Risk Management, Insurance and Actuarial Science of the Peter J. Tobin College of Business at St. John’s University since 2002, a trustee of the St. Barnabas Medical Center in New Jersey since 2003 and the St. Barnabas Health Care System since 2008, a member of the board of directors of the Alliance for Lupus Research since 2006 and a member of the board of trustees of Fidelity Funds since July 2007. From March 2007 to June 2012, Mr. Mauriello served as a member of the board of directors of Arcadia Resources, Inc., and from July 2006 to July 2007, he served as a member of the board of directors of the Hamilton Funds of the Bank of New York.

Mr. Mauriello’s significant experience in the independent public accounting and financial services industries, including a 40-year tenure in senior positions with the leading international accounting firm of KPMG, makes him well-qualified to serve in his current position as Chair of the Audit Committee. He has in-depth familiarity with financial accounting practices and reporting responsibilities, including those unique to property, casualty and specialty insurance and reinsurance companies. In addition, the Board benefits from Mr. Mauriello’s breadth of experience serving on the boards of directors of other entities that have, or control other entities that have, publicly traded securities.

Eugene M. McQuade, age 64, has been a Director since July 2004. Mr. McQuade is the Chief Executive Officer (“CEO”) of Citibank, N.A., a role he assumed in August 2009. He is also a member of Citigroup’s Operating Committee and serves on the board of directors of Citibank, N.A. From February 2008 to February 2009, Mr. McQuade was Vice Chairman and President of Merrill Lynch Banks (U.S.). Mr. McQuade was President and Chief Operating Officer of the Federal Home Loan Mortgage Corp. (“Freddie Mac”) from September 2004 to September 2007 and a director of Freddie Mac from November 2004 to August 2007. Mr. McQuade was President and a director of Bank of America Corporation from April 2004 to June 2004. He previously had been President and Chief Operating Officer at FleetBoston Financial Corporation from 2002 to March 2004. Mr. McQuade served as Vice Chairman and Chief Financial Officer of FleetBoston Financial Corporation from 1997 to 2002. He also served as a director of FleetBoston Financial Corporation from 2003 until April 2004 (when FleetBoston Financial Corporation merged into Bank of America Corporation). Mr. McQuade is a Certified Public Accountant.

Mr. McQuade has extensive experience and financial expertise through his service in management positions such as CEO, president, vice chairman, chief financial officer and chief operating officer of several global, publicly traded financial institutions. This expertise makes him well-qualified to serve as Chair of the Risk and Finance Committee. In addition, the Board derives valuable insight and benefit from Mr. McQuade’s judgment and experience as a current or former member of the board of directors of several financial institutions.

Clayton S. Rose, age 54, has been a Director since December 2009. Dr. Rose is a Professor of Management Practice at the Harvard Business School, and has been a member of its faculty since July 2007. Previously, he was an adjunct professor at the Stern School of Business at New York University (2002-2004) and at the Graduate School of Business at Columbia University (2002-2006). He is a trustee of the Howard Hughes Medical Institute and a director of Public/Private Ventures. From October 2010 to March 2012, Dr. Rose was a director of Freddie Mac, which included serving as chairman of its Audit Committee and as a member of its Compensation and Business and Risk Committees. In addition, Dr. Rose previously chaired the Board of Managers of Highbridge Capital Management, a hedge fund owned by JP Morgan Chase (2007-2010), and served as a director of Mercantile Bancshares (2001-2007) and Lexicon Pharmaceuticals (2003-2007).

Dr. Rose is a former executive of J.P. Morgan & Co., where he headed each of the Global Investment Banking and the Global Equities Divisions, and served as a member of the firm’s executive committee. During his career at J.P. Morgan, he held management roles in various securities, derivatives and corporate finance businesses. This range of experience in the financial services industry, together with his academic role at three leading U.S. business schools, where he teaches or has taught courses on financial services, managerial responsibility, ethics and strategy, provide expertise in the areas of finance, investments, management, corporate governance and strategy. In addition, the Board derives benefit from Dr. Rose’s experience as a former director of three publicly traded companies.

Your Board of Directors recommends that shareholders vote FOR the nominees for Class III Directors for terms to expire in 2016.

Directors Whose Terms of Office Do Not Expire at this Meeting

Class I Directors whose terms will expire in 2014:

Herbert N. Haag, age 66, has been a Director since June 2006. Mr. Haag was the founding President and CEO of Bermuda-based reinsurer PartnerRe Ltd. from 1993 until his retirement in December 2000. From December 2000 to 2002, Mr. Haag served as Senior Advisor of PartnerRe Ltd. Mr. Haag’s insurance industry career spans approximately 40 years, including 24 years with Swiss Reinsurance Company where he held various senior positions, most recently as Executive Vice President responsible for Swiss Re Zurich’s reinsurance business for the Americas, Asia, Africa and Southern Europe. Mr. Haag is the President of the Swiss-Japanese Society in Switzerland.

Having served as the President and CEO of PartnerRe Ltd., Mr. Haag brings to the Board a wealth of management experience with a focus on the opportunities and challenges facing the insurance and reinsurance industry on a worldwide basis. Mr. Haag’s approximately 40 years of global reinsurance operations experience contributes to the Board’s risk oversight role, particularly relating to oversight of Company policies and procedures in the area of enterprise risk management.

Michael S. McGavick, age 55, was appointed as a Director in April 2008, shortly prior to his commencement as our CEO on May 1, 2008. Previously, Mr. McGavick was President and CEO of Seattle-based insurer Safeco Corporation from January 2001 to December 2005, and was Chairman of Safeco’s board of directors from January 2002 to December 2005. Prior to joining Safeco, Mr. McGavick spent six years with Chicago-based CNA Financial Corporation, where he held various senior executive positions before becoming President and Chief Operating Officer of the company’s largest commercial insurance operating unit. Mr. McGavick’s insurance industry experience also includes two years as Director of the American Insurance Association’s Superfund Improvement Project in Washington, D.C. where he became the Association’s lead strategist in working to transform U.S. Superfund environmental laws. Mr. McGavick is a member of the boards of The

Geneva Association, the American Insurance Association and the Insurance Information Institute, and the Chairman of the board of the Association of Bermuda Insurers and Reinsurers. He also currently chairs the board of Landesa, a nonprofit organization that helps the rural poor around the globe obtain land rights.

Upon joining the Company in 2008, Mr. McGavick pioneered and has led the successful implementation of our strategy to simplify our organizational structure, focus on core property, casualty and specialty insurance and reinsurance businesses and enhance our enterprise risk management capabilities. Mr. McGavick provides innovative leadership and knowledge of all aspects of our business, and has a proven track record in the insurance industry, especially relating to turnaround management. Our ongoing strategy initiatives, including the recently completed Fresh Start review process discussed in “Executive Compensation—Compensation Discussion and Analysis,” are examples of Mr. McGavick’s innovative leadership in action. In addition, Mr. McGavick’s previous political and public affairs experience enhances his contribution to the Company and the Board.

Sir John M. Vereker, age 68, has been a Director since November 2007. Sir John Vereker was the Governor and Commander-in-Chief of Bermuda from April 2002 to October 2007. Prior to that, he was the U.K.’s Permanent Secretary of the Department for International Development and of its predecessor, the Overseas Development Administration, from 1994 to 2002. Over the years, Sir John Vereker’s career has included working at the World Bank, serving as Private Secretary to three U.K. Ministers of Overseas Development, working on public sector issues in the Policy Unit of the British Prime Minister’s Office and serving as Deputy Secretary for the Department of Education and Science. He has been a Board Member of the British Council, the Institute of Development Studies and the Institute of Manpower Studies and Voluntary Service Overseas. He has served on the Advisory Councils for the Centre for Global Ethics and for the British Consultancy and Construction Bureau. He has also been an adviser to the U.N. Secretary-General’s Millennium Development Project and a member of the Volcker panel, which investigated the World Bank’s institutional integrity. Sir John Vereker is an independent director of MWH Global, whose principal business is wet infrastructure engineering, and a Trustee of the Ditchley Foundation.

As a result of his extensive career in the public sector, Sir John Vereker provides valuable insights to the Board in the areas of government relations and external affairs. In particular, Sir John Vereker’s significant public sector experience and previous leadership positions in Bermuda and the U.K. bring depth to the Board’s oversight of public policy matters on a global basis.

Class II Directors whose terms will expire in 2015:

Ramani Ayer, age 65, has been as a Director since February 2011. Previously, Mr. Ayer served as the Chairman of the board of directors and CEO of The Hartford Financial Services Group Inc. (“The Hartford”) from February 1997 to October 2009. In addition, Mr. Ayer is the former Chairman of the American Insurance Association, the Property & Casualty CEO Roundtable and the Insurance Services Office. He is currently Chairman of the Hartford Healthcare Corporation, the Vice Chairman of the Connecticut Council for Education Reform and a member of the board of the David Lynch Foundation. Previously, he also served as a member of the board and Chairman of the Hartford Hospital and as a member of the board of Maharishi University of Management.

During his 36-year career with The Hartford, Mr. Ayer held progressively senior roles until 2009. Mr. Ayer’s long tenure as the Chairman of the board and CEO of The Hartford, during which time he built the company into a recognized leader in property and casualty insurance, provides him a wealth of experience with respect to the varied and complex issues that confront large (re)insurers, such as the Company. In particular, Mr. Ayer’s vast knowledge and experience in the property and casualty space complement the existing expertise of the Board and benefit us as we continue to build on our solid foundation, global platform and depth of underwriting talent.

Dale R. Comey, age 71, has been a Director since November 2001. Mr. Comey served as alternate lead director of the Board from February 2008 to April 2009. Mr. Comey was a director of St. Francis Hospital and Medical Center, Hartford, Connecticut from 1988 to 2006. Prior to his retirement, Mr. Comey was Executive Vice President at the corporate headquarters of the ITT

Corporation from 1990 to 1996, where he was responsible for directing the operations of several ITT business units, including ITT Hartford and ITT Financial Corporation. From 1988 to 1990, Mr. Comey was President of ITT Hartford’s Property & Casualty Insurance Business.

Mr. Comey brings an actuarial background and extensive operational and business leadership skills to the Board. Through his experience serving in various senior leadership positions with ITT Corporation, he has first-hand knowledge of the varied and complex financial, operational and governance issues that confront large (re)insurers, such as the Company. This experience makes him well-suited to serve as Chair of the Nominating Committee. In addition, Mr. Comey’s experience gained from serving as a director of a non-profit institution adds to the depth and breadth of his knowledge of operational, strategic and governance issues with which we may be confronted.

Robert R. Glauber, age 73, has been the non-executive Chairman of the Board since April 2009 and a Director since September 2006, having originally served on our Board from 1998 to May 2005. Mr. Glauber served as lead director of the Board from February 2008 to April 2009. Mr. Glauber is presently a Lecturer at the Harvard Kennedy School of Government. Most recently, Mr. Glauber served as CEO of the National Association of Securities Dealers, Inc. from November 2000 to August 2006 and, in addition, as Chairman from September 2001 to August 2006. Mr. Glauber is currently the Chairman of the board of directors of Northeast Bancorp, a director of Moody’s Corporation and a trustee and Vice Chairman of the International Financial Reporting Standards Foundation. He previously served on the boards of Freddie Mac, Quadra Realty Trust, the Federal Reserve Bank of Boston, a number of Dreyfus mutual funds and the Investment Company Institute. From 1989 to 1992, he served as Under Secretary of the Treasury for Finance and, prior to that, was a Professor of Finance at the Harvard Business School. He is a Senior Advisor to Peter J. Solomon Company.

Mr. Glauber’s strong management background in both the public and private sectors, and his expertise in financial services regulation, public policy and corporate governance provide him the consensus-building and leadership skills necessary to chair the Board. In addition, Mr. Glauber’s variety of experience serving as a current or former director of several large financial companies adds to the depth and range of his contribution to the Board.

Suzanne B. Labarge, age 66, has been a Director since October 2011. From February 1999 until her retirement in December 2004, Ms. Labarge served as the Vice Chairman and Chief Risk Officer of Royal Bank of Canada (RBC Financial Group), where she was responsible for the management of enterprise-wide risk and served on the executive management committee, providing leadership for the overall strategic direction of RBC Financial Group. During her 25 years with Royal Bank of Canada, Ms. Labarge held a variety of roles within commercial and corporate lending, internal audit, and corporate treasury before assuming responsibility for risk management. During her career, Ms. Labarge also served the Canadian government as an assistant auditor-general and as deputy superintendent of the Office of the Superintendent of Financial Institutions Canada. Ms. Labarge currently serves as a member of the Supervisory Board of Deutsche Bank AG, a global investment bank, and as a member of the board and chair of the audit committee of Coca-Cola Enterprises, Inc., a cold beverage bottler and distributor. In addition, from January 2005 to May 2007, Ms. Labarge served as a director and chair of the audit committee of Novelis, Inc., a Canadian producer of aluminum products that is no longer a public company. Ms. Labarge also serves as a director of private corporations that each act as a trustee of a trust for the benefit of the Late John E. Irving. The principal corporations referred to above include: JEI PTC A Limited, JEI PTC B Limited, Ocean Capital Holdings Limited and Ocean Capital B Holdings Limited.

Ms. Labarge has extensive risk management and compliance experience and familiarity with the complexities involved in managing large, international corporations from her time at Royal Bank of Canada and as a member of Deutsche Bank’s risk committee. That experience, as well as her service as a director of companies with significant international operations, makes her well suited to serve as a Director of the Company. Ms. Labarge also has in-depth familiarity with financial accounting practices and reporting responsibilities of public companies with global operations as a result of her current and prior service as a member or chairwoman of other companies’ audit committees. The Board derives great benefit from Ms. Labarge’s enterprise risk and financial management expertise, executive management experience and financial accounting knowledge as it continues to develop its global insurance and reinsurance platforms.

2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR AND AUTHORIZATION OF AUDIT COMMITTEE TO DETERMINE THE REMUNERATION OF THE INDEPENDENT AUDITOR

The Audit Committee of the Board is required by law and applicable rules of the New York Stock Exchange (“NYSE”) to be directly responsible for the appointment, compensation and retention of the independent auditor. The Audit Committee has appointed PricewaterhouseCoopers LLP as our independent auditor for the year ending December 31, 2013. While shareholder ratification is not required by our Articles of Association or otherwise, the Board of Directors is submitting the appointment of PricewaterhouseCoopers LLP to the shareholders for ratification, on a non-binding basis, as part of good corporate governance practices. If the shareholders fail to ratify the appointment, the Audit Committee may, but is not required to, reconsider whether to retain PricewaterhouseCoopers LLP. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditor at any time during the fiscal year if it determines that such a change would be in the best interest of the Company and its shareholders. The Board is also asking our shareholders to authorize, in a binding vote, the Board, acting through the Audit Committee, to determine PricewaterhouseCoopers LLP’s remuneration. This authorization is required by Irish law.

The Board recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor to audit XL Group plc’s consolidated financial statements for the year ending December 31, 2013 and the authorization of the Audit Committee to determine the remuneration of the independent auditors. The persons designated as proxies will vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor and authorization of the Audit Committee to determine the remuneration of the independent auditors, unless otherwise directed. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual General Meeting, with the opportunity to make a statement should they choose to do so and are expected to be available to respond to questions, as appropriate.

Your Board of Directors recommends that shareholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP and the authorization of the Audit Committee to determine the remuneration of PricewaterhouseCoopers LLP.

3. NON-BINDING (ADVISORY) VOTE APPROVING EXECUTIVE COMPENSATION

This proposal gives shareholders the opportunity to express their views on the compensation paid to our named executive officers, as disclosed under the heading “Executive Compensation—Compensation Discussion and Analysis” and the related compensation tables and accompanying narratives, by voting for or against the resolution set forth below. This resolution is required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As previously announced, consistent with shareholders’ preferences expressed in the non-binding vote regarding the frequency of future executive compensation votes at our 2012 Annual General Meeting, we currently submit this proposal to shareholders for a non-binding vote on an annual basis. We intend to next present a proposal to shareholders regarding the frequency of future advisory executive compensation votes at our 2017 Annual General Meeting.

At our 2012 annual general meeting, shareholders strongly supported our executive compensation practices by a vote of over 98% of the votes cast. We maintained substantially similar programs for the 2012 performance year, as discussed in “Executive Compensation—Compensation Discussion and Analysis.”

Our executive compensation programs promote a performance-based culture and align executives’ interests with those of shareholders by linking a substantial portion of compensation to our performance and by requiring executives to hold 100% of equity grants for one year after vesting, and prohibits sale transactions if the required level of ownership—set forth in “Executive

Compensation—Compensation Discussion Analysis—8. Executive Share Ownership”—is not met both before and after the sale. Our programs balance short- and long-term compensation features to encourage executives to achieve annual goals and objectives while also rewarding executives for producing value for shareholders over the long term. Our programs are also designed to attract and retain highly talented executives who are critical to the successful implementation of our strategy.

More specifically:

•	Incentive-based pay ranges from 82% to 89% of Total Direct Compensation, as defined under “Executive Compensation—Compensation Discussion and Analysis—3. Benchmarking Compensation”;

•	Annual base salary ranges from 11% to 18% of named executive officers’ Total Direct Compensation;

•

For our CEO Mr. McGavick specifically, annual base salary represents only 11% of his Total Direct Compensation, while approximately 67% is tied to the creation of long-term shareholder value and approximately 22% is tied to achievement of challenging annual performance goals; and

•	Our executive compensation programs:

•

Contain clawback provisions on incentive awards that may be invoked for executives who engage in willful misconduct that results in a financial restatement due to material non-compliance with financial reporting requirements;

•	Avoid perquisites that exceed customary levels;

•	Base long-term incentive compensation on financial metrics that are tied to our long-term success; and

•	Do not provide excise tax gross-ups for executives hired post-2009.

For the reasons discussed above, the Board recommends that shareholders vote for the approval of the named executive officers’ compensation by approving the following resolution:

“RESOLVED, that the shareholders approve the compensation of the named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related disclosure contained in this proxy statement.”

Your Board of Directors recommends that shareholders vote FOR the approval of the resolution set forth above.

CORPORATE GOVERNANCE

Our Board of Directors and management have a strong commitment to effective corporate governance. We have in place a comprehensive corporate governance framework for our operations, which, among other things, takes into account the requirements of the Sarbanes-Oxley Act of 2002, the SEC and the NYSE. The key components of this framework are discussed below.

Board of Directors

The size of the Board is currently ten members. Our Articles of Association provide that the Board of Directors shall be divided into three classes, designated “Class I,” “Class II” and “Class III,” with each class consisting as nearly as possible of one-third of the total number of Directors constituting the entire Board.

The term of office for each Director in Class III expires at the 2013 Annual General Meeting; the term of office for each Director in Class I expires at the 2014 Annual General Meeting; and the term of office for each Director in Class II expires at the 2015 Annual General Meeting. At each Annual General Meeting, the successors of the class of Directors whose term expires at that meeting are elected to hold office for a term expiring at the Annual General Meeting to be held in the third year following the year of their election.

In 2012, there were five meetings of the Board. Each Director attended 75% or more of the total number of such meetings of the Board and of the committees on which each such Director served during his or her term. See “Committees” below for the number of meetings held by each of the committees during 2012. We expect Directors to attend the Annual General Meeting and all eleven of our Directors at the time of the 2012 Annual General Meeting attended the Meeting.

Leadership Structure

The Board has a preference with respect to the separation of the office of Chairman of the Board from that of the CEO. The Board believes that this item is part of the succession planning process and should be regularly reviewed as appropriate. Robert R. Glauber has served as the non-executive Chairman of the Board since April 2009.

Qualifications of Directors and Board Diversity

The Board regularly considers the qualifications necessary for its members. In this regard, the Board believes that its members should be persons with superior business judgment and integrity, who have knowledge or experience in the areas of insurance, reinsurance, financial services or other aspects of our business, operations or activities, and who have distinguished themselves in their chosen fields of endeavor. In addition, the Board believes its members should have the talent and vision to provide oversight and direction in the areas of strategy, operating performance, corporate governance and risk management in order to maximize the interests of shareholders while maintaining the highest standards of ethical business conduct. The Board believes that each of its Directors contributes a strong background and set of skills to enable the Board to meet its responsibilities.

Our corporate governance guidelines provide that the Nominating, Governance and External Affairs Committee (the “Nominating Committee”) considers diversity among other factors in assessing the skills and characteristics of Director candidates and the Board as a whole. This consideration includes a broad evaluation of diversity of viewpoints, skills, experience and other demographics represented on the Board as a whole. This discussion and evaluation of diversity occurs at the Board and committee levels.

Board Role in Risk Management

We engage in risk management across all facets of our operations.

The Chief Enterprise Risk Officer (“CERO”) chairs the Enterprise Risk Management Committee, which is comprised of senior risk management executives. The CERO assists with the efficient identification, assessment, monitoring and reporting of key risks across our organization. The CERO reports directly to the CEO and acts as a liaison between the Enterprise Risk

Management Committee, the Board and the Risk and Finance Committee and other Board committees with respect to risk matters. All employees are expected to assist in the appropriate and timely identification and management of risks and to enhance the quality and effectiveness of enterprise risk management.

The Board’s Risk and Finance Committee’s enterprise risk management responsibilities include, among other things, review of the methodology for establishing our risk capacity, review and approval of enterprise risk limits and review of our overall risk profile and monitoring of key risks across the organization as a whole, which may involve coordination with other committees of the Board from time to time as appropriate. The review of our overall risk appetites and evaluation of the risk impact of any material strategic decision being contemplated, including consideration of whether such strategic decision is within the risk profile established by us, is conducted by the full Board.

With respect to compensation risk oversight and assessment, the Management Development and Compensation Committee (the “Compensation Committee”), which is responsible for oversight of executive compensation programs, in consultation with management and Meridian Compensation Partners, LLC, the Compensation Committee’s independent compensation consultant (“Meridian”), reviewed the impact of executive compensation programs on our risk profile, and the incentives created by the compensation programs that the Compensation Committee administers. To aid the Compensation Committee in its review, in the summer of 2012 management completed an evaluation of each of our significant incentive compensation programs to determine whether the arrangements were designed and operated in a prudent manner.

During the evaluation process, management considered whether each incentive program’s administration, oversight, structure and processes possessed a formal and consistently applied design and approval process, and provided for accurate and timely payouts and ongoing plan monitoring and oversight. Moreover, management evaluated the performance metrics utilized in these arrangements to determine whether they were consistent with our risk profile and motivated appropriate risk-taking behaviors.

Management provided the results of its evaluation to the Compensation Committee in October 2012. The evaluation demonstrated that the inherent risks in our compensation programs are appropriately mitigated in several ways. The compensation programs evaluated generally have multiple performance measures and/or vesting provisions that require executives to take into account both our short-term and long-term interests. With respect to equity-based awards, share ownership guidelines require executives to hold equity grants for specified periods of time. In addition, both equity and cash- based incentive awards are subject to clawback under certain circumstances for our executive officers. These practices encourage our executives to focus on the long-term creation of shareholder value. They are discussed in greater detail in “Executive Compensation—Compensation Discussion and Analysis—8. Executive Share Ownership.”

The executive behaviors that drive the achievement of various performance goals under our incentive arrangements are also subject to rigorous oversight by management’s enterprise risk management process, including reviews by the management Operational Risk and Anti-Fraud Sub-Committees. This is in addition to the application of our framework for finance internal controls and our underwriting, claims and actuarial guidelines and processes. The accuracy and timing of incentive arrangement payouts is monitored and overseen by various internal and external audit functions.

Finally, the Compensation Committee’s reservation of discretion to take into account all relevant factors in determining the amounts of annual executive incentive awards and other incentive payments or awards mitigates the risk that a formulaic calculation of these payments or awards based on pre- established performance metrics could result in payouts that are not aligned with the creation of shareholder value and our overall financial performance. See “Executive Compensation—Compensation Discussion and Analysis.”

Executive Sessions of Independent Directors

The independent Directors meet as a group in executive session at regularly scheduled meetings of the Board without any member of management in attendance. Mr. Glauber, the non-executive Chairman of the Board, presides at such executive sessions of the Board.

Independence Standards

The Board has adopted director independence standards to assist it in making determinations as to whether Directors have any material relationships with the Company for purposes of determining independence under the listing standards of the NYSE and applicable securities laws. In accordance with these standards, the Board of Directors determined in February 2013 that (i) each of Messrs. Ayer, Comey, Glauber, Haag, Mauriello and McQuade, Ms. Labarge, Dr. Rose and Sir John Vereker is independent in accordance with such standards, and (ii) that no transactions or relationships existed that were inconsistent with a determination that each such Director is independent.

In reaching its conclusion with respect to each of the independent Directors, the Board considered the information contained in this proxy statement as well as that (i) Mr. Mauriello receives a pension from a company that did business with us during 2012; and (ii) since August 2009, Mr. McQuade has served as the CEO of Citibank, N.A (“Citibank”). Citibank and its subsidiaries provide the Company with ordinary course banking services and were during 2012 and continue to be lenders and letter of credit issuers under certain of our credit facilities. In addition, affiliates of Citibank provided us with standard cash management and foreign exchange services during 2012. We believe that all of the transactional services provided to us by Citibank and its affiliates described above were entered into on an arm’s length basis. As such, Citibank and its affiliates receive the same type of information regarding the Company as we provide to our other lenders and letter of credit issuers in connection with the establishment and maintenance of the facilities, and do not receive any additional information about the Company that is strategic in nature.

Committees

The Board has established an Audit Committee, a Compensation Committee, a Nominating Committee and a Risk and Finance Committee. In addition, special committees of the Board may be created from time to time to oversee special projects, financings and other initiatives. The Audit Committee is comprised entirely of directors who meet the independence, financial experience and other qualification requirements of the NYSE and applicable securities laws. In addition, each member of the Compensation Committee, the Nominating Committee and the Risk and Finance Committee meets the independence requirements of the NYSE. The members of the Compensation Committee are non-employee directors as defined by Rule 16b-3 under the Exchange Act and “outside directors” as defined by Section 162(m) of the Code.

Audit Committee

The Audit Committee’s primary purpose is to assist in the Board’s oversight of the integrity of our financial statements, including its system of internal controls, the independent auditor’s qualifications, independence and performance, the performance of our internal audit function and compliance with legal and regulatory requirements. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor in preparing or issuing an audit report or performing other audit, review or attestation services. Messrs. Mauriello (Chairman), Ayer and Comey, Ms. Labarge and Sir John Vereker comprise the Audit Committee. The Audit Committee met six times during 2012. The Board has determined that Mr. Mauriello is an “audit committee financial expert” (as that term is defined in Item 407(d)(5)(ii) of Regulation S-K).

Compensation Committee

The Compensation Committee reviews and approves the goals, objectives and performance of our CEO Mr. McGavick, as well as oversees executive management development and succession planning. In addition, the Compensation Committee is responsible for approving the compensation of all executive officers and other key executives and approving our overall compensation structure, including compensation and benefit plans. With respect to Mr. McGavick, the Compensation Committee recommends his compensation to the independent Directors of the Board for review and ratification. For additional information regarding the Compensation Committee’s role with respect to assessing risk in compensation incentives, see “—Board Role in Risk Management.” The Compensation Committee has engaged Meridian to assist it in its oversight of executive compensation. The Compensation Committee has determined that Meridian’s work does not raise any conflict of interest based on the independence factors identified by the SEC and NYSE.

Messrs. Haag (Chairman), Ayer, McQuade and Rose comprise the Compensation Committee. The Compensation Committee met six times during 2012.

Nominating Committee

The Nominating Committee makes recommendations to the Board as to nominations to the Board and Board committee memberships and compensation for Board and Board committee members, as well as structural, governance and procedural matters. The Nominating Committee also reviews the performance and charters of the Board and of each standing committee of the Board, reviews public policy issues of significance to the Company and oversees our program of charitable giving and political contributions. Messrs. Comey (Chairman), Glauber and Mauriello, Ms. Labarge and Sir John Vereker comprise the Nominating Committee. The Nominating Committee met five times during 2012.

(i) Identifying and evaluating nominees

The Nominating Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics of individual Board members as well as the composition of the Board as a whole. For each Director, this assessment includes review of his or her independence, as well as consideration of diversity of viewpoints, skills, experience and other demographics in the context of the needs of the Board.

The Nominating Committee has engaged a third party search firm to assist it in seeking new Board members, whether to fill a vacancy or otherwise. The Nominating Committee also considers recommendations for new members from Board members, management and others, including shareholders. In general, the Nominating Committee looks for new members possessing superior business judgment and integrity who have distinguished themselves in their chosen fields of endeavor and who have knowledge or experience in the areas of insurance, reinsurance, financial services or other aspects of our business, operations or activities. In addition, the Board believes its members should have the talent and vision to provide oversight and direction in the areas of strategy, operating performance, corporate governance and risk management in order to maximize the interests of shareholders while maintaining the highest standards of ethical business conduct.

(ii) Nominees recommended by shareholders

The Nominating Committee will consider, for Director nominees, persons recommended by shareholders, who may submit recommendations to the Nominating Committee in care of the Company Secretary at XL Group plc, One Bermudiana Road, Hamilton HM 08, Bermuda. To be considered by the Nominating Committee, such recommendations must be accompanied by the information regarding the nominating shareholder and the proposed candidate required pursuant to Article 61 of our Articles of Association, which includes all information that would be required in connection with a solicitation of proxies for the election of directors in a contested election pursuant to Section 14A of the Exchange Act, and a written statement from the proposed candidate that he or she is willing to be nominated and desires to serve if elected. Nominees for Director who are recommended by shareholders to the Nominating Committee will be evaluated in the same manner as any other nominee for Director. See “Shareholder Proposals for 2014 Annual General Meeting.”

Risk and Finance Committee

The Risk and Finance Committee reviews and oversees, among other matters, our capital structure, debt and equity issuances, dividend policy, acquisitions and divestitures, significant strategic investments, overall investment policy and performance, quarterly and annual financial results and enterprise risk management matters, including review of the methodology for establishing our risk capacity, review and approval of enterprise risk limits and review of our overall risk profile and monitoring of key risks across the organization as a whole. Since December 2011, all Non-Employee Directors are members of the Risk and Finance Committee. These Directors are Messrs. McQuade (Chairman), Ayer, Comey, Glauber, Haag and Mauriello, Sir John Vereker, Ms. Labarge and Dr. Rose. The Risk and Finance Committee met five times during 2012.

Compensation Committee Interlocks and Insider Participation

For the period from January 1, 2012 to December 31, 2012, Messrs. Haag (Chairman), Ayer and McQuade comprised the Compensation Committee. For the period from January 1 to April 26, 2012, Mr. Mauriello served as a member of the Compensation Committee; on April 26, 2012 Dr. Rose joined the Compensation Committee and Mr. Mauriello rotated off of the Compensation Committee. For the period from April 26, 2012 to November 2, 2012, Valerie Gooding was a member of the Compensation Committee. Ms. Gooding resigned from our Board in November 2012 due to an unforeseen substantial increase in time commitments at other companies of which Ms. Gooding served as a director or chairman, as a result of which she was unable to devote sufficient time to us for the foreseeable future.

No member of the Compensation Committee is, or was during 2012 or any time prior thereto, an officer or employee of the Company. No member of the Compensation Committee had any relationship with the Company or any of its subsidiaries during 2012 pursuant to which disclosure would be required under applicable rules of the SEC pertaining to the disclosure of transactions with related persons. None of our executive officers currently serves or has served in the past on the board of directors or compensation committee of another company at any time during which an executive officer of such other company served on our Board or Compensation Committee.

Communications with Members of the Board of Directors and its Committees

Shareholders and other interested persons may communicate directly with one or more Directors (including the Chairman or all Non-Employee Directors as a group) by writing to them in care of the Company Secretary at XL Group plc, One Bermudiana Road, Hamilton HM 08, Bermuda and specifying the intended recipient(s). All such communications will be forwarded to the appropriate Director(s) for review, other than communications that are advertisements or other communications determined not to bear substantively on our business or governance.

Code of Conduct

We have adopted a Code of Conduct that applies to all of our Directors, officers (including the CEO) and employees. We will post on our website at www.xlgroup.com any amendment to or waiver under the Code of Conduct granted to any of its Directors or executive officers that relates to any element of the code of ethics definition set forth in Item 406 of Regulation S-K of the Securities Act of 1933, as amended.

Website Access to Governance Documents

Our Director Independence Standards, Corporate Governance Guidelines, Code of Conduct, the charters for the Audit Committee, Compensation Committee, Nominating Committee and Risk and Finance Committee and other ethics and governance materials are available free of charge on our website located at www.xlgroup.com or by writing to XL Group plc, Investor Relations, 100 Washington Boulevard, 6th Floor, Stamford, CT 06902.

Procedures for Approval of Related Person Transactions

The Board of Directors has written policies and procedures relating to the approval or ratification of transactions with “Related Persons,” as defined below. Under these policies and procedures, management must present to the Nominating Committee any “Related Person Transactions,” as defined below, proposed to be entered into by the Company, including the aggregate value of such transactions, if applicable, and any “Ordinary Course Related Person Transactions,” as defined below, known to management. In reviewing proposed Related Person Transactions, the Committee must consider, among other things, if such transactions are on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third person and must review such transactions to ensure, among other things, that such transactions are on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third person or otherwise fair to the Company. After review, the Committee shall approve or disapprove such transactions. Subsequent to approval, management must update the Nominating Committee as to any material change to those transactions that have been approved by the Nominating Committee. No Director may participate in any approval of a Related Person Transaction in which he or she could have a direct or indirect interest. In instances where an Ordinary Course Related Person Transaction is reviewed, the Committee will consider whether such proposed transaction is in the ordinary course of business and on terms no more favorable than are made to other unrelated persons.

Under these policies and procedures, a “Related Person Transaction” is any transaction, including proposed charitable contributions or pledges of charitable contributions, in which the Company was or is a participant, the amount involved exceeds $120,000 in any calendar year and a Related Person had or will have a direct or indirect material interest. A Related Person Transaction does not include the Company’s providing insurance and/or reinsurance to shareholders or their affiliates, or to employers or entities associated with a Related Person in the ordinary course of business, on terms no more favorable to the (re)insureds than are made available to other customers (collectively, “Ordinary Course Related Person Transaction(s)”). A “Related Person” is a senior officer, director or nominee for director of the Company, a greater than 5% beneficial owner of our outstanding shares, any immediate family member (as that term is defined by Item 404 of Regulation S-K) of any of the foregoing or an entity in which a person listed in the foregoing has a substantial interest in, or control of, such entity or which employs a person listed in the foregoing.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

1. Introduction

2012 was a year of solid progress for us. Strategic initiatives took root and yielded improved results—particularly in our underwriting margins. We completed our “Fresh Start” reviews, which included the critical examination of each of our businesses, the assessment of their capabilities and the resetting of strategic and financial aspirations. We believe the conclusions reached during these reviews had a particularly positive impact on our Insurance segment, which represents 64% of our operations.

Our Property and Casualty combined ratio for the full year improved by 11.2 points to 96.3%, which was especially noteworthy given the level of catastrophe losses and global economic conditions that the industry continued to face in 2012. The Insurance segment combined ratio results for 2012 were 100.6%, also an 11.2 point improvement from 2011. Notably, the combined ratio of the seven businesses identified as challenged during the Fresh Start reviews improved by 25.6% relative to the prior year. With a combined ratio of 86.9%, the Reinsurance segment delivered an underwriting profit for the seventh consecutive year.

Other 2012 highlights included:

•

Enterprise net premiums written increased by 9.6%, or $524 million, in 2012 as compared to 2011, reflecting the expansion of Insurance operations into several new businesses and geographies and the building or growing of existing platforms in Political Risk, U.S. Inland Marine, Railroad and Property Excess & Surplus.

•	Fully diluted tangible book value per ordinary share of $33.35 at December 31, 2012, an increase of $5.04, or 17.8%, from December 31, 2011.[1]

•

Total shareholder return (“TSR”) was 29.2% for the year, placing us in the top quintile among our 2012 compensation peer group (described below). TSR represents the change in share price, including the impact of dividends paid, over the period (December 30, 2011 to December 31, 2012).

•	We continued our share buyback program, effectively managed our capital and generally strengthened our financial position.

As shown below, we improved on several key metrics as compared to 2011, and plan to build on that momentum in 2013:

Key Financial Metrics (dollar values in thousands)	2011	2012

Return on Average Ordinary Shareholders’ Equity	-5.0%	6.5%

Net Income (Loss) attributable to Ordinary Shareholders	($474,760)	$651,134

Total Shareholder Return	-7.5%	29.2%

Our improved performance in 2012 was the product of the groundwork laid over the last four years to strengthen the businesses in our Insurance and Reinsurance segments. We invested in technology to enhance our underwriting capabilities, positioning ourselves to manage our businesses effectively in all market cycles. During these years, our financial results have been solid, with shareholder returns reflecting a strong recovery from a very difficult 2008.

[1] Fully diluted tangible book value per ordinary share is a non-GAAP financial measure. See Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations and Key Financial Measures” of our Annual Report on Form 10-K for the year ended December 31, 2012.

The company’s achievements, and the contributions of each of our Named Executive Officers (“NEOs”) and their teams to position the company for growth and success, formed the basis of the decisions made by the Compensation Committee to pay annual incentives awards related to 2012 performance just above target as discussed below under “4.2 Annual Incentives (Cash).”

CEO Compensation Highlights—Pay for Performance Discussion

Realizable pay for Mr. McGavick tracked our performance over the four full years during which he has served as our CEO. Realizable pay for each year is defined as annual base salary, actual cash incentives paid for that year’s performance, the spread value of stock options granted during the year using the closing price of our ordinary shares on the NYSE on December 31 of each year, and the value of restricted shares granted and performance units paid out for cycles ending that year, also using our share price on December 31 of each year. The following chart demonstrates the alignment of CEO realizable pay and our annual TSR (dollar values in thousands):

2. Executive Compensation Philosophy and Core Principles

Our philosophy for our executive compensation programs is based on the following principles:

•	Attracting and retaining high quality executives who will develop and implement our business strategies successfully.

•	Designing incentive compensation programs that:

•	Are aligned with shareholder interests and motivate executive officers to enhance long-term shareholder value;

•	Incorporate qualitative components to drive risk-appropriate behaviors;

•

Consider multiple factors (including peer market data, experience, specific business challenges and individual contributions) in setting target levels of executive compensation for a particular year; and

•

Reward NEOs and other executive officers—the heads of business segments or major corporate functions who report directly to Mr. McGavick—based on their contributions to our overall annual and long-term performance.

•

Allocating total compensation among annual base salary, annual cash incentive and long-term incentive awards so that it is more heavily weighted towards variable pay, as discussed in Section 4, “Executive Compensation Components.”

3. Benchmarking Compensation

The Compensation Committee reviews market data from our compensation peer group annually to understand how the target compensation set for our executives is positioned with respect to that paid by the companies in our compensation peer group. As part of its review, the Compensation Committee analyzes our compensation peer group for appropriateness, focusing on the size and business operations of the companies as well as the availability of executive compensation data. The peer group used for 2012 included the same companies as our 2011 compensation peer group:

• Ace Limited
• Allied World Assurance Company Holdings
• Arch Capital Group Ltd.
• Aspen Insurance Holdings Limited
• Axis Capital Holdings Limited
• W.R. Berkley Corporation
• The Chubb Corporation
• CNA Financial Corporation
• Endurance Specialty Holdings Limited

• Everest Re Group, Ltd.
• The Hartford Financial Services Group
• Markel Corporation
• PartnerRe Ltd.
• RenaissanceRe Holdings Ltd.
• Transatlantic Holdings Inc.*
• The Travelers Companies, Inc.
• White Mountains Insurance Group, Ltd.

* For the 2013 compensation peer group, Transatlantic Holdings Inc. was replaced by Alleghany Corporation, which acquired Transatlantic during 2012.

The 2012 compensation peer group reflected our business mix of insurance and reinsurance, and includes current competitors for business as well as for capital and talent at the overall group level. We were larger than the median of companies in our peer group in terms of total revenues and assets—we fell near the 70th percentile in terms of sales, and at the 74th percentile in terms of average market capitalization. Some of the companies in our compensation peer group may not be listed as (re)insurance competitors or included in the indices against which we compare our performance as described in our Annual Report.

The Compensation Committee focused on benchmarking Total Direct Compensation (the combination of base salary, target annual cash incentive award—the “Annual Incentive”—and long-term incentive award opportunities) against market data from our compensation peer group. The Compensation Committee may also consider the individual components of Total Direct Compensation in making decisions concerning an NEO’s compensation. The Compensation Committee’s process for making compensation decisions is non-formulaic. Available market data is only one of a number of data points it considers in making pay determinations, along with other criteria such as the NEO’s specific roles and responsibilities, his or her degree of expertise and experience, and any unique challenges he or she might face. The compensation decisions for 2012 resulted in Total Direct Compensation for our CEO at median and for our other NEOs at the 75th percentile relative to the 2012 compensation peer group, as described in more detail below:

•

The Compensation Committee and the other independent members of the Board of Directors reviewed Mr. McGavick’s market data in December 2011 and February 2012. No adjustments were made to his Total Direct Compensation, which was at the median of our compensation peer group. The independent members of the Board ratified the Compensation Committee’s compensation decisions.

•

Upon promotion to be head of our Insurance operations on January 1, 2012, the Compensation Committee approved Mr. Hendrick’s compensation on December 15, 2011 based on the criteria above, and the resulting level of Total Direct Compensation was between the median and the 75th percentile. No additional action was taken by the Compensation Committee in February 2012.

•

No changes were made to Total Direct Compensation for Mr. Veghte, the head of our Reinsurance operations, or for Mr. Porrino, our Chief Financial Officer (“CFO”). For 2012, their level of Total Direct Compensation was at the 75th percentile.

•	The Compensation Committee increased Ms. Street’s long-term incentive award opportunity in 2012. Her Total Direct Compensation was at the 75th percentile.

The Compensation Committee believed these levels of compensation were appropriate based on each individual’s contributions, talent, expertise and business experience, and would be necessary to recruit comparable talent should we need to find successors in the marketplace. While Mr. Porrino’s and Ms. Street’s compensation was formally benchmarked against the 2012 compensation peer group, for Mr. Porrino, the Compensation Committee also considered the compensation of CFOs at other S&P 500 companies (not only property and casualty (re) insurance companies) because our capital management and financial strategies require his level of expertise. Similarly for Ms. Street, the level of compensation in 2012 was also intended to align her compensation with that of investment managers at large, stand-alone investment companies with whom we compete for her level of talent.

4. Executive Compensation Components

Our NEO direct compensation programs contain both fixed and variable components. The primary fixed component is base salary. The variable components are annual cash incentives and long-term equity incentives (together, “Incentive Pay”). Other fixed components of pay, including perquisites and supplemental benefits, are discussed later in this Compensation Discussion and Analysis.

In 2012, our NEOs received the largest portion of their compensation in the form of Incentive Pay, which is at risk based on their individual contributions and our financial performance, and the smallest portion of compensation in the form of fixed pay. In evaluating the appropriate mix of compensation vehicles for 2012, the Compensation Committee considered data from our 2012 compensation peer group. The chart below illustrates the percentage of base salary versus target Incentive Pay paid to our NEOs:

Allocating total compensation among base salary, annual cash incentives and long-term equity incentive awards so that it is more heavily weighted towards variable pay creates a direct link between executive compensation, our financial results and the creation of long-term shareholder value. We reinforce this long-term focus through a combination of performance and time-vested equity awards. Our share ownership and holding requirements, the vesting and performance conditions and clawback provisions applicable to Incentive Pay, help focus NEOs on our long-term financial strength.

4.1 Base Salaries

The Compensation Committee generally reviews NEOs’ base salaries annually or when triggered by a change in an NEO’s role or job responsibilities. Base salaries compensate NEOs for executing the basic responsibilities of their job or position. No salary changes were made for NEOs during 2012. For all of our NEOs, annual base salaries were either at or just below median of our 2012 compensation peer group.

Named Execuitve Officer	2012 Annual Base Salary

Michael McGavick	$1,000,000

Peter Porrino	$ 600,000

Gregory Hendrick	$ 600,000

James Veghte	$ 600,000

Sarah Street	$ 450,000

4.2 Annual Incentives (Cash)

The Compensation Committee selected quantitative and qualitative performance metrics for each of our NEOs, based on his or her role in the Company.

(A) Quantitative Goal: Combined Ratio. The Compensation Committee selected combined ratio as the metric because it is a common measure of underwriting profitability used by property and casualty insurers and reinsurers. It also demonstrates the impact of underwriting results and reserving practices.

The combined ratio was calculated by taking the sum of the year’s net losses incurred and underwriting expenses as a ratio of the net premiums earned by our Insurance and Reinsurance segments. A combined ratio of less than 100% indicates an underwriting profit—a combined ratio greater than 100% reflects an underwriting loss. The combined ratio goals and payout ranges established for the enterprise and for the Insurance and Reinsurance segments were:

Quantitative Goals	Threshold = 50.0% Payout*	Target = 100.0% Payout	Maximum = 200.0% Payout	Achieved CR	Performance Factor

Enterprise	103.7%	95.5%	78.9%	96.3%	95.1%

Insurance	107.1%	99.3%	83.6%	100.6%	91.7%

Reinsurance	96.8%	87.6%	69.4%	86.9%	103.8%

*	Performance falling short of the threshold goals results in no payout for the combined ratio metric.

(B) Qualitative Goals. The Compensation Committee set Mr. McGavick’s qualitative goals after discussions with him and with the other members of the Board in early 2012. Mr. McGavick collaborated with each NEO to establish qualitative goals intended to drive the performance of the segment, group or function each NEO led during 2012. The Compensation Committee reviewed each NEO’s qualitative goals and their alignment with enterprise-wide goals in early 2012. The payout ranges established for the qualitative goals for our NEOs were:

Qualitative Goals	Threshold*	Target	Maximum

Payout Range	50.0%	100.0%	150.0%

*	Performance falling short of the threshold goal results in no payout for this metric.

Each NEO’s qualitative goal achievements, along with the payout factor assigned to each NEO as approved by the Compensation Committee, are described below.

The specific weightings between quantitative and qualitative performance metrics set for our NEOs were as follows:

Named Executive Officer	Quantitative Goal Weighting	Qualitative Goal Weighting

Michael McGavick	70.0% Enterprise combined ratio	30.0%

Peter Porrino	70.0% Enterprise combined ratio	30.0%

Gregory Hendrick	20.0% Enterprise combined ratio + 50.0% Segment combined ratio	30.0%

James Veghte	20.0% Enterprise combined ratio + 50.0% Segment combined ratio	30.0%

Sarah Street	17.0% Enterprise combined ratio + 42.0% Investments	41.0%

(C) Determination of Awards. Before approving each NEO’s 2012 Annual Incentives, the Compensation Committee, together with Mr. McGavick, reviewed results against the performance metrics and goals established and approved at the beginning of the year. They also considered those results in the broader context of the year’s market conditions, our performance relative to peers generally and the individual contributions of each NEO. The Annual Incentive amounts at target and maximum for each of our NEOs, as well as the value of each Annual Incentive award paid for 2012, were as follows:

Named Executive Officer	Target Incentive Award	Maximum Incentive Award	Actual 2012 Incentive Award	Payout as a percentage of Target

Michael McGavick	$2,000,000	$3,700,000	$2,081,400	104.1%

Peter Porrino	$ 900,000	$1,665,000	$ 909,500	101.1%

Gregory Hendrick	$ 720,000	$1,332,000	$ 748,000	103.9%

James Veghte	$ 750,000	$1,387,500	$ 847,000	112.9%

Sarah Street	$1,350,000	$2,423,250	$1,456,000	107.9%

Qualitative Goals and Performance for Mr. McGavick, CEO of XL Group plc.

Mr. McGavick’s 2012 qualitative goals were focused on three areas:

Culture

Mr. McGavick achieved his goal to broaden and strengthen our leadership base and empower XL’s leadership to drive further profitability and growth. He continued to work with our senior management, creating development plans and setting challenging assignments for them. He encouraged a broad-based group of employees to accelerate the implementation of our strategy at a grass-roots level. In addition, the increasing partnership mentality among our extended leadership resulted in greater focus on strategic initiatives, leading to increased inclusiveness and integrated views in strategic planning and budget processes.

Strategy

Mr. McGavick made strategic spending a priority during 2012. His primary focus was a series of technology investments to continue building an advanced and flexible global underwriting operation. These investments more fully leverage the talent of our underwriting teams, allowing them to write new business more efficiently and to harness their full potential. Continuing investment in strategic analytics was also a priority, helping us to better leverage market and internal data. Improvements in financial reporting resulted in significant increases in the transparency of data provided to our underwriting businesses. Overall, we are able to measure our progress more quickly, accurately and at a greater level of granularity—which helped us make course corrections on a timely basis.

Business Results and Growth Initiatives

Mr. McGavick worked with the Leadership Team to guide the turnaround of the seven Insurance businesses identified as challenged, encouraging growth initiatives (in both Insurance and Reinsurance) and improving financial performance reporting on a business unit level. As described above, under Mr. McGavick’s leadership, our 2012 results improved significantly as compared to 2011 and the Insurance and Reinsurance businesses expanded into new lines through the addition of underwriting capabilities and talent.

Therefore, the Compensation Committee recommended, and the Board ratified, an Annual Incentive of $2,081,400 for Mr. McGavick. The chart below reflects actual quantitative and qualitative results:

Michael McGavick

	Weight	Threshold*	Target	Maximum	Actual	Funding as a % of Target

Quantitative Metric
Goal: Enterprise Combined Ratio	70.0%	103.7%	95.5%	78.9%	96.3%	95.1%
Payout Range		50.0%	100.0%	200.0%
Total Quantitative Funding:	70.0%					95.1%

Qualitative Component
	30.0%	50.0%	100.0%	150.0%	125.0%	125.0%
Payout Range		50.0%	100.0%	150.0%
Total Qualitative Funding:	30.0%					125.0%

Payout Performance Factor (70.0% of 95.1%) plus (30.0% of 125.0%) =						104.1%

* There is no payout related to performance below the 50% threshold on the qualitative goals.

Qualitative Goals and Performance for Mr. Porrino, CFO of XL Group plc.

In his first full year as CFO, Mr. Porrino exceeded his qualitative goals by making significant contributions to a number of enterprise-wide initiatives. He succeeded in making our finance function operate more strategically, and began planning to improve finance department efficiency and effectiveness. Other noteworthy accomplishments included:

Strategic Partnership

Meeting his goal to provide significant leadership in the areas of capital structure and management, as well as with respect to finance, including business strategy initiatives, organizational effectiveness and talent management.

Finance Transformation & Alignment

Beginning the reorganization of the finance function to focus more meaningfully on strategic business support, including adding new segment leadership and a dedicated systems and process focused function. He also achieved his goal to lead a multi-year initiative designed to deliver a more disciplined and cost-effective way to manage processes, technology and data.

External Credibility

Establishing effective and credible working relationships with investors and regulators, helping us to communicate better and work more effectively with important external constituencies.

Therefore, Mr. McGavick recommended, and the Compensation Committee approved, an Annual Incentive of $909,500 for Mr. Porrino. The chart below reflects actual quantitative and qualitative results:

Peter Porrino

	Weight	Threshold*	Target	Maximum	Actual	Funding as a % of Target

Quantitative Metric
Goal: Enterprise Combined Ratio	70.0%	103.7%	95.5%	78.9%	96.3%	95.1%
Payout Range		50.0%	100.0%	200.0%
Total Quantitative Funding:	70.0%					95.1%

Qualitative Component
	30.0%	50.0%	100.0%	150.0%	115.0%	115.0%
Payout Range		50.0%	100.0%	150.0%
Total Qualitative Funding:	30.0%					115.0%

Payout Performance Factor (70.0% of 95.1%) plus (30.0% of 115.0%) =						101.1%

* There is no payout related to performance below the 50% threshold on the qualitative goals.

Qualitative Goals and Performance for Mr. Hendrick, Executive Vice President and Chief Executive of Insurance Operations.

In his first year as EVP and Chief Executive of Insurance Operations, Mr. Hendrick exceeded his qualitative goals. Working with his team, he focused on analyzing the profitability and growth potential of each of the Insurance businesses as part of our Fresh Start Review process. Based on this review, the team developed a clear plan and laid the ground work for improving long-term performance in each of its businesses. Mr. Hendrick’s other accomplishments included:

New Initiatives

Adding several new operations and completing the build-out of existing operations. These new and expanded businesses exceeded their 2012 gross written premium goals and are well-positioned to continue to deliver on growth targets.

Talent Management

Strengthening the leadership of the Insurance operations through the addition or promotion of talent. Insurance added over 70 underwriters to support new and existing business platforms while holding voluntary turnover of our best performing underwriters significantly below the industry average.

Profitability & Analytics

Improving the level of discipline and analytics used to manage the Insurance operations, exceeding goals for rate and retention with continuing favorable trends and enhanced pricing models for over a quarter of the businesses. Driving to increase profitability by terminating unprofitable programs and closing redundant operations.

Therefore, Mr. McGavick recommended, and the Compensation Committee approved, an Annual Incentive of $748,000 for Mr. Hendrick. The chart below reflects actual quantitative and qualitative results:

Gregory Hendrick

	Weight	Threshold*	Target	Maximum	Actual	Funding as a % of Target

Quantitative Metric
Goals: Enterprise Combined Ratio	20.0%	103.7%	95.5%	78.9%	96.3%	95.1%
Payout Range		50.0%	100.0%	200.0%
Goals: Insurance Combined Ratio	50.0%	107.1%	99.3%	83.6%	100.6%	91.7%
Payout Range		50.0%	100.0%	200.0%
Total Quantitative Funding:	70.0%					92.7%

Qualitative Component
	30.0%	50.0%	100.0%	150.0%	130.0%	130.0%
Payout Range		50.0%	100.0%	150.0%
Total Quantitative Funding:	30.0%					130.0%

Payout Performance Factor (20.0% of 95.1%) plus (50.0% of 91.7%) plus (30.0% of 130.0%) =						103.9%

* There is no payout related to performance below the 50% threshold for the quantitative or qualitative goals.

Qualitative Goals and Performance for Mr. Veghte, Executive Vice President, Chief Executive of Reinsurance Operations and CEO of XL Reinsurance America, Inc.

Mr. Veghte and his team delivered an underwriting profit for the 7th consecutive year, which is a testament to his disciplined underwriting approach and ability to attract and retain a world-class reinsurance organization that has consistently delivered strong results. He exceeded his qualitative goals with accomplishments that included:

Strategy

Taking on an enterprise-level role as champion and coach for the Fresh Start review process that concluded in 2012. This multi-year comprehensive review of all of our underwriting businesses made it possible for senior leadership to set a strategy for and monitor each business’s performance and to decide which lines to exit or expand.

Operational Excellence

Continuing to improve the Reinsurance segment’s operational effectiveness, most notably by expanding risk management and underwriting support capabilities in our India office and implementing a new pricing tool for catastrophe businesses.

Therefore, Mr. McGavick recommended, and the Compensation Committee approved, an Annual Incentive of $847,000 for Mr. Veghte. The chart below reflects actual quantitative and qualitative results:

James Veghte

	Weight	Threshold*	Target	Maximum	Actual	Funding as a % of Target

Quantitative Metric
Goals: Enterprise Combined Ratio	20.0%	103.7%	95.5%	78.9%	96.3%	95.1%
Payout Range		50.0%	100.0%	200.0%
Goals: Reinsurance Combined Ratio	50.0%	96.8%	87.6%	69.4%	86.9%	103.8%
Payout Range		50.0%	100.0%	200.0%
Total Quantitative Funding:	70.0%					101.3%

Qualitative Component
	30.0%	50.0%	100.0%	150.0%	140.0%	140.0%
Payout Range		50.0%	100.0%	150.0%
Total Quantitative Funding:	30.0%					140.0%

Payout Performance Factor (20.0% of 95.1%) plus (50.0% of 103.8%) plus (30.0% of 140.0%) =						112.9%

* There is no payout related to performance below the 50% threshold for the quantitative or qualitative goals.

Investment and Portfolio Goals, Qualitative Goals and Performance for Ms. Street, Executive Vice President and Chief Investment Officer for XL Group plc and CEO of XL Capital Investment Partners, Inc.

In 2012, in addition to her role as Chief Investment Officer, Ms. Street took on responsibility for leading our continuing strategy implementation efforts. She exceeded her qualitative goals, which included making progress on strategy, enhancing strategic prioritization and planning for 2013 and improving the process to identify and address business investment needs. Ms. Street also ensured the strategy team provided critical support to the Fresh Start reviews and helped lead a number of our culture change initiatives.

Other accomplishments included:

Investment Initiatives

Completing several projects designed to maintain historically strong portfolio returns such as:

•	making enhancements to the fixed income manager review process;

•

improving analytics and documentation to support anticipated new regulatory requirements of Solvency II (a European Union directive regarding the capital adequacy and risk management of, and regulatory reporting for, insurers);

•	continuing to enhance our risk management capabilities; and

•	improving governance and reporting within our legal entity framework.

Operational Effectiveness

Making progress in re-engineering the group’s management by improving compliance reporting capabilities, automation, and data management processes.

Therefore, Mr. McGavick recommended, and the Compensation Committee approved an Annual Incentive of $1,456,500 for Ms. Street. The chart below reflects actual quantitative and qualitative results:

Sarah Street

	Weight	Threshold*	Target	Maximum	Actual	Funding as a % of Target

Quantitative Metric
Goal: Enterprise Combined Ratio	17.0%	103.7%	95.5%	78.9%	96.3%	95.1%
Payout Range		50.0%	100.0%	200.0%
Goal: NII Budget & Affiliate Income – in billions	12.6%	$0.98	$1.09	$1.15	$1.075	93.2%
Payout Range		50.0%	100.0%	150.0%
Goal: P&C Portfolio Performance to Exceed Benchmark – in basis points	25.2%	-40.0	25.0	90.0	21.0	96.9%
Payout Range		50.0%	100.0%	200.0%
Goal: Life Portfolio Performance to Match Benchmark – in basis points	4.2%	-60.0	0.0	60.0	73.0	200.0%
Payout Range		50.0%	100.0%	200.0%
Total Quantitative Funding:	59.0%					102.9%

Qualitative Component
	41.0%	50.0%	100.0%	150.0%	115.0%	115.0%
Payout Range		50.0%	100.0%	150.0%
Total Qualitative Funding:	41.0%					115.0%

Payout Performance Factor (17.0% of 95.1%) plus (12.6% of 93.2%) plus (25.2% of 96.9%) plus (4.2% of 200.0%) plus (41.0% of 115.0%) =						107.9%

*	There is no payout for performance below the 50% threshold for the quantitative or qualitative goals.

4.3 Long-Term Incentive Programs

(A) The 2012 long-term incentive program (the “2012 LTIP”). The 2012 LTIP consisted of non-qualified stock options and performance units, which entitle the holder to one ordinary share per unit upon vesting. For each NEO, 50% of the award was granted in the form of stock options, and 50% in performance units. In determining the grant date value of each NEO’s 2012 LTIP award, the Compensation Committee considered the following:

•	The scope of each NEO’s role in relation to our short- and long-term strategy;

•	An analysis of the relevant market data from our 2012 compensation peer group; and

•	The importance of retaining and motivating the NEO.

On February 28, 2012, the Compensation Committee granted stock option awards to our NEOs with a strike price of $20.61 (the closing price of our ordinary shares on the date of grant). The options vest ratably over a three-year period, with one-third of the award vesting on each anniversary of the grant date. The Compensation Committee also granted performance units to all NEOs on this date. Performance units pay out based upon achievement of the financial performance goals (described below) over a three year performance period beginning on January 1, 2012 and concluding on December 31, 2014. We used the same metrics and weightings for the 2012 performance units that were used for the 2011 and 2010 performance units:

50.0% Relative Corporate Price-to-Book*	50.0% Corporate Operating ROE (absolute)*

*	The terms “Relative Corporate Price-to-Book” and “Corporate Operating ROE (absolute)” are defined below.

(i) Relative Corporate Price-to-Book Metric Explanation. We used a relative price-to-book metric because it reflects the quality of our earnings and the value of our assets. Our relative price-to-book ranking is also an important factor for our investors. In early 2010, the Compensation Committee and management elected to use the property and casualty insurance, reinsurance and multi-line companies from the Morgan Stanley Capital International World Insurance (“MSCI”) Index that are listed on U.S. exchanges (including via American Depository Receipts) as our performance peers for this plan (different from the 2012 compensation peer group we use for benchmarking). We set our relative price-to-book goals with reference to our historical rankings. As we have ranked in the bottom quartile during the last few years, our goals challenge us to regain our historical top quartile ranking.

At the end of the 2012 LTIP’s three-year performance period (December 31, 2014), our price-to-book performance will be ranked as a percentile against our MSCI peer group. In calculating our relative price-to-book performance, “market value (traded issues)” or “price” will be the average closing trading price of an ordinary share of our stock traded on the NYSE over the quarter ending on December 31, 2014, multiplied by the number of shares outstanding as of the last day of that calendar quarter. Book or total common equity (also referred to as “ordinary shareholders’ equity”) is based on the U.S. generally accepted accounting principles (“GAAP”) definition of shareholders’ equity as shown on our balance sheet less preferred equity and non-controlling interests in equity of consolidated subsidiaries. The determination date for total common equity is the figure as of the most recent calendar quarter for which data is available.

The 2012 goals and payout range established for the relative price-to-book measure are set forth below. At the time we established these goals, we were at the bottom quartile of MSCI ranked companies with respect to price-to-book, at the 18th percentile. As of December 31, 2012, we were at the 16th percentile of our MSCI peer group with respect to price-to-book, which would result in no payout with respect to this metric.

Price-to-Book Metric	Threshold*	Target	Maximum

Goal	25th percentile	50th percentile	75th percentile

Payout Range	50.0%	100.0%	200.0%

*	Performance falling short of the threshold goal results in no payout for this metric.

(ii) Corporate Operating Return on Equity Metric Explanation. At the end of each year in the three-year performance period (December 31, 2012, December 31, 2013 and December 31, 2014) we will calculate the performance factor associated with our Return on Equity or “ROE” at the enterprise level. At the conclusion of the three-year performance period (December 31, 2014), we will calculate the 3-year average of performance factors based on ROE achieved to determine the ultimate percentage of payout, if any. ROE is defined as operating income for the year divided by ordinary shareholders’ equity. Operating income is net income (loss) available to ordinary shareholders excluding net realized gains and losses on investments, goodwill impairment charges, net realized and unrealized gains and losses on credit, structured financial and investment derivatives and foreign exchange gains (losses), net of tax. For purposes of the 2012 LTIP, ordinary shareholders’ equity is defined the same way as for the 2011 LTIP—as the average of “opening equity” and “closing equity” for each year of the three-year performance period.

The payout range established for the ROE performance factor for each year of the three-year measuring period is:

ROE Metric	Threshold*	Target	Maximum

Payout Range	50.0%	100.0%	200.0%

*

Performance falling short of the threshold goal results in a 0% performance factor for this metric for the year; ultimate payout will be based on the average of the performance factors calculated for 2012, 2013 and 2014.

The Compensation Committee set the ROE goals at threshold, target and maximum in February 2012 by calibrating potential payout percentages from the ROE in our financial plan for 2012. To hit target ROE under this plan, we would have to significantly improve on the ROE achieved for 2011. The ROE goals motivate the effective, profitable and prudent use of capital within our framework for managing compensation risk, based on what our shareholders view as a successful return on that capital. The specific ROE goals at threshold, target and maximum for the 2012 performance units will be disclosed at the end of the three-year performance period.

The number of stock options and performance units granted to each NEO in 2012, as well as additional detail about the vesting of these awards, is provided in the compensation tables and accompanying narrative below.

(B) The 2012 Reinsurance Supplemental Long-Term Cash Incentive Compensation Plan. Mr. Veghte is a participant in the XL Group plc Reinsurance Supplemental Long Term Cash Incentive Compensation Plan (the “Reinsurance Supplemental LTIP”), which was adopted by the Compensation Committee on April 26, 2012 to focus key business leaders specifically on the results and growth of the Reinsurance segment. The Reinsurance Supplemental LTIP is designed to motivate exceptional profitable revenue growth well above current plan levels and historical levels, while maintaining controls designed to ensure prudent risk-taking. The purpose of the Reinsurance Supplemental LTIP is also to retain key talent in our Reinsurance segment over the four-year performance period in a marketplace where competition for such talent is fierce.

Under the Reinsurance Supplemental LTIP, Mr. Veghte is eligible to receive payment of a cash award based on (i) the compound annual growth rate in net premium written for our Reinsurance segment, relative to an industry peer group, for the four-year performance period beginning January 1, 2012, and (ii) the combined ratio for our Reinsurance segment for the four accident years in the performance period. The goals are very challenging, requiring profitable growth above historical levels. For example, based on the results from the previous four accident years (2008, 2009, 2010, and 2011), the estimated payout under the Reinsurance Supplemental LTIP would have been $0. See the “Grants of Plan-Based Awards” table for details regarding the estimated threshold, target and maximum potential payouts to Mr. Veghte under the Reinsurance Supplemental LTIP.

In general, payment of Mr. Veghte’s award is to be made in installments following the performance period and is subject to his continued employment through February 15, 2016. Fifty percent of the award is payable on or after February 15, 2016, 25% of the award is payable on or after January 1, 2017 and 25% of the award is payable on or after October 1, 2017. In the case of the second and third installments, the award is adjusted by recalculating the combined ratio for the accident years in the performance period to reflect subsequent reserve development through the end of the calendar quarter preceding such payment date. Special provisions apply in the event of termination of employment prior to February 15, 2016, or in the event of a change in control. Even if Mr. Veghte had terminated employment on or prior to December 31, 2012, including after a change in control, he would have received no payout under the Reinsurance Supplemental LTIP. See “Potential Payments Upon Termination or Change in Control.”

(C) Other In-Cycle Long-Term Incentive Programs.

(i) 2007 and 2008 Performance Restricted Shares. In 2007 and 2008, we granted performance restricted shares to several of our current NEOs. These restricted shares were scheduled to vest ratably over four years, with one quarter of each grant vesting on the first, second, third and fourth year anniversaries of the grant dates (the “scheduled vesting date”) contingent on achieving an ROE threshold of 10% for the calendar year prior to the scheduled vesting date.

When a tranche of shares does not vest on a scheduled vesting date, the shares roll forward and are held unvested until the next anniversary of grant date—referred to as a “subsequent vesting date.” Vesting on a subsequent vesting date is contingent on the ROE for the then current year and the prior year(s) that the restricted shares failed to vest equaling or exceeding 10% per annum, compounded annually. This test will be repeated each year, with no more than a three calendar year ROE look back, until we reach the tenth anniversary of the grant date. If the performance restricted shares have not achieved the ROE threshold necessary at the tenth anniversary of grant, they will vest on that date, subject to continued employment.

Based on our ROE results for 2010, 2011 and 2012, the remaining unvested tranches of the 2007 and 2008 restricted shares have been treated as follows, with tranches failing to vest again in 2013:

	4th Tranche 2007 Grant Scheduled Vesting Date: March 2011	3rd Tranche 2008 Grant Scheduled Vesting Date: February 2011	4th Tranche 2008 Grant Scheduled Vesting Date: February 2012

2010 ROE Results = 9.0%	Failed to vest on scheduled vesting date	Failed to vest on scheduled vesting date	N/A

2011 ROE Results = 0.9%	Average annual ROE 2010-2011 is 5.0%, failed to vest on subsequent vesting date	Average annual ROE 2010-2011 is 5.0%, failed to vest on subsequent vesting date	Failed to vest on scheduled vesting date

2012 ROE Results = 6.2%	Average annual ROE 2010-2012 is 5.4%, failed to vest on subsequent vesting date	Average annual ROE 2010-2012 is 5.4%, failed to vest on subsequent vesting date	Average annual ROE 2011-2012 is 3.6%, failed to vest on subsequent vesting date

(ii) Payout of the 2010 Long-Term Incentive Program Performance Units. 2010 performance units were granted to Messrs. McGavick, Hendrick and Veghte and Ms. Street and paid out after the conclusion of a three-year performance period (ended December 31, 2012) based on achievement of pre-established ROE (50%) and relative price-to-book (50%) goals. The Compensation Committee set separate ROE goals for the Insurance and Reinsurance segments and corporate functions. For Mr. Hendrick, who transferred from the Reinsurance segment to a corporate function, and finally to the Insurance segment during the three-year performance period, the performance units were pro-rated based on the number of months he spent working in each segment or corporate function during the three-year performance period. Mr. Porrino was hired in August of 2011 and did not receive any 2010 performance units.

The relative price-to-book threshold goal was not achieved, as we had a 16th percentile ranking as of December 31, 2012, which was below the threshold goal of 25th percentile. Achievement with respect to the ROE goals is set forth in the chart below:

	Corporate			Insurance			Reinsurance

ROE Goals & Performance Factors (50.0% of Award)
	Threshold	6.0%		Threshold	5.0%		Threshold	7.0%

	Target	11.0%		Target	10.0%		Target	12.0%

	Maximum	21.0%		Maximum	20.0%		Maximum	22.0%

	Year	ROE	Performance Factor	Year	ROE	Performance Factor	Year	ROE	Performance Factor

ROE Annual Results and Performance Factors	2010	9.6%	86.0%	2010	6.6%	66.0%	2010	13.7%	117.0%

	2011	0.9%	0.0%	2011	-2.3%	0.0%	2011	4.8%	0.0%

	2012	6.5%	55.0%	2012	3.3%	0.0%	2012	11.2%	92.0%

	Avg. Factors:		47.0%	Avg. Factors:		22.0%	Avg. Factors:		69.7%

Final Performance Factor	50.0% x 47.0% = 23.5%			50.0% x 22.0% = 11.0%			50.0% x 69.7% = 34.8%

Based on the performance factors set forth above, and on the indicated number of months that the NEO spent in each segment or corporate function during the three-year performance period (if applicable), the following amounts of our ordinary shares were paid out in March 2013 to each of the following NEOs:

Named Executive Officer	Number of Performance Units Granted	Performance Factor Applied	Payout (# of Performance Units)

Michael McGavick	164,204	23.5%	38,587

Gregory Hendrick	27,368	22.5%	6,157

James Veghte	60,208	34.8%	20,952

Sarah Street	32,841	23.5%	7,717

For Mr. Hendrick, the performance factor of 22.5% was a blend of the performance factors for Corporate (23.5%), Insurance (11%) and Reinsurance (34.8%) based on the percentage of time he worked in each area during the 3-year performance period of 39%, 33% and 28%, respectively.

(iii) The 2011 Long-Term Incentive Program. The 2011 Long-Term Incentive Program (the “2011 LTIP”) has the same structure and design as the 2012 LTIP, consisting of equal amounts of performance units and stock options and a three-year performance period. The performance metrics and weightings are also the same as those for the 2012 LTIP.

As of December 31, 2012, having completed two years of the 2011 LTIP’s three-year performance period, the estimate of the performance factor for the 2011 performance units was 79%.

4.4 Supplemental Benefits

Compensation for executives includes a non-qualified supplemental deferred compensation plan (the “NQDC Plan”). During 2012, NEOs were permitted to defer receipt of up to 50% of their base salaries and 100% of their Annual Incentives that exceed tax law annual compensation limits for 401(k) plans. We provide a matching contribution with respect to the first 5% of employee elective deferrals under the NQDC Plan. Additional details about the benefits provided to those NEOs who contributed under the NQDC Plan can be found under “Non-Qualified Deferred Compensation” below.

4.5 Perquisites

We believe it is necessary to offer certain perquisites to attract and retain key executives in the various local markets in which we operate. In order to offer competitive executive perquisites, we periodically review the benefits offered by our peer companies in those local markets.

Although health and welfare benefits are provided to all our eligible employees, NEOs are offered a comprehensive health screening as an additional benefit. We also offer housing subsidies to non-Bermudian employees working in Bermuda. Because we require Mr. McGavick to travel to Bermuda frequently for business reasons, we continue to provide him with a housing allowance to support the cost of maintaining a second residence in Bermuda.

As a result of the redomestication of the Company from the Cayman Islands to Ireland during 2010, Mr. McGavick pays Irish taxes on a portion of his compensation. The Company does not pay a tax gross-up related to these Irish taxes.

We do not permit the personal use of Company aircraft by our directors, officers or other employees. The Company on occasion provides transportation on Company aircraft for Mr. McGavick’s spouse or other immediate family members when they accompany him on business trips. On February 22, 2011, Mr. McGavick entered into a time share agreement with the Company so that he may reimburse the Company for the cost of his immediate family member’s transportation on Company aircraft when they accompany him on business trips. The amount of reimbursement is determined using the greater of (a) the standard industry fare level (“SIFL”) valuation used to impute income for tax purposes, or (b) the incremental cost to the Company of such use, in either case in accordance with Federal Aviation Administration regulations.

More detail about the perquisites provided to our NEOs is included in the tables and accompanying notes below.

5. NEO Employment Agreements

Mr. McGavick and all of our other NEOs except Mr. Hendrick have employment agreements with us.

The employment agreements for Messrs. McGavick, Porrino and Veghte and Ms. Street provide for severance benefits following an involuntary or constructive termination of employment. We believe these agreements are necessary to ensure executives act in the best interests of shareholders in the case of a change in control, and to allow for orderly transitions in other severance situations. The agreements also contain restrictive covenants that are valuable to us and that are designed to protect our business interests, such as non-competition and non-solicitation covenants. The cash severance benefits provided following a change in control are structured to be “double trigger.” This means payments are conditioned on an involuntary or constructive termination of the executive’s employment occurring following a change in control. We believe that the severance benefits in these agreements are reasonable and in line with the compensation practices for executives in similar positions at companies of similar size and complexity. In October 2011, Mr. Hendrick entered into a letter agreement with us that provides for certain benefits in the case of his termination of employment under various scenarios. The details of Mr. Hendrick’s letter agreement and other NEOs’ employment agreements are provided below in the section entitled “Potential Payments Upon Termination or Change in Control.”

6. Role of Independent Advisor in Setting Executive Pay

The Compensation Committee oversees our compensation programs generally, and approves the compensation for all executive officers, except for Mr. McGavick. His compensation is ratified by the independent members of the Board of Directors upon the recommendation of the Compensation Committee. See “Corporate Governance” for a detailed description of the Compensation Committee’s role. The Compensation Committee retained Meridian during 2012 as its independent compensation consultant. Meridian provides services relating to executive and director compensation, including:

•	competitive market analyses, including pay and performance studies, board of director pay studies and market trends;

•	ongoing support with regard to the latest relevant regulatory, technical and/or accounting considerations impacting compensation and benefit programs;

•	assistance with the redesign of any compensation or benefit programs, if desired or needed; and

•	attendance at selected Compensation Committee and Board meetings.

The Compensation Committee did not direct Meridian to perform the above services in any particular manner or under any particular method. The Compensation Committee has the final authority to hire and terminate Meridian or any other consultant and the Compensation Committee evaluates the consultant’s performance periodically. We have not used, and would not use, Meridian for any purpose other than to provide services to our Board relating to executive and director compensation during any period when Meridian is serving as the Board and the Compensation Committee’s independent compensation consultant.

7. Role of the Chief Executive Officer in Setting Executive Pay

Mr. McGavick is responsible for providing compensation recommendations to the Compensation Committee for all executive officers other than himself, as well as recommendations for the cash incentive pools and the long-term incentive pools for all non-executive employees. The Compensation Committee and Mr. McGavick together discussed the performance of each of the other NEOs against his or her specific goals in 2012, and the overall results for the relevant business segment or functional area led by the NEO. Mr. McGavick also provided the Compensation Committee details about operating results and reviewed those results relative to market conditions and the performance of our peers generally in the global insurance and reinsurance market. This information was considered in making all compensation decisions for his direct reports.

8. Executive Share Ownership

The Compensation Committee encourages the long-term ownership of XL shares by executive officers. Accordingly, it has established share ownership rules consisting of sale prohibitions and retention requirements.

XL officers covered by share ownership rules, including NEOs, are prohibited from selling shares unless they have met the applicable share ownership target. The targets for NEOs are:

CEO	6x base salary

Other NEOs	3x base salary

In October 2012, the Compensation Committee increased the share ownership target for Mr. McGavick to 6x base salary from 5x base salary, effective immediately. At that meeting, the Compensation Committee also modified the share retention requirements, requiring that covered officers retain 100% of each grant (net of taxes) made on or after February 28, 2010 for one year after the date of vesting, regardless of whether they have met the target level of share ownership. Previously, covered officers were required to retain 50% of each grant (net of taxes) for five years from the date of grant. Because our share ownership guidelines contain both a prohibition against sale until the full level of share ownership has been met, and a “retain and hold” feature, they are robust as compared to the share ownership guidelines of the companies in our 2012 compensation peer group.

The following types of equity awards are counted towards meeting the relevant ownership target: vested “in-the-money” stock options, vested and unvested restricted stock units or restricted share awards (including prior year awards and additional purchased shares), and ordinary shares.

All NEOs are currently in compliance with our retention requirements and sale restrictions. In addition, all of our NEOS exceeded their share ownership targets as of December 31, 2012.

Our Code of Conduct and related Code Supplement prohibit our employees, including our NEOs and directors, from using short sales or put and call transactions to hedge their ownership of XL securities. In addition, our policies restrict the pledging of XL securities, which may be conducted only in cases of financial hardship or other extenuating circumstances with the prior written consent of the General Counsel.

9. Clawback Provisions

In 2010, the Compensation Committee amended its existing clawback policy, effective for all grants beginning in 2010. Under the amended policy, NEOs may have to repay some or all of any cash or equity incentive received from a grant if: (a) the Company must re-state its financial statements due to material non-compliance with financial reporting requirements, and (b) the Company has determined that the material non-compliance causing the restatement was the result of the award recipient’s willful misconduct. The requirement to repay applies to any amounts granted, vested, obtained as the result of exercise or otherwise paid out during the 12 months following the date the financial statements subject to the restatement were filed with the SEC. Under the policy, the Board of Directors may also cancel the award recipient’s unvested equity or other unpaid incentive compensation and may cancel his or her vested but unexercised stock options in this situation. These clawback features apply to cash or equity incentive awards in addition to any compensation subject to the clawback provision in the Sarbanes-Oxley Act of 2002, which remains in effect. We would consider further adjustment of our clawback policy once the SEC adopts final rules implementing requirements under the Dodd-Frank Wall Street Reform & Consumer Protection Act of 2010.

10. Section 162(m)

Section 162(m) of the Code generally limits the deductibility of non-performance based annual compensation in excess of $1 million paid to Mr. McGavick and the three other most highly compensated executive officers (other than Mr. Porrino, our CFO). This limit on deductibility will only apply to the compensation paid to executive officers who are employed by our subsidiaries that are subject to U.S. income tax. The Compensation Committee may consider tax deductibility as a factor in designing incentive compensation programs. However, to maintain flexibility, the Compensation Committee does not require all compensation to be awarded in a tax deductible manner.

Management Development and Compensation Committee Report

The Management Development and Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed it with management. Based on the review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2012.

Management Development and
Compensation Committee
Herbert Haag, Chairman
Ramani Ayer
Eugene McQuade
Clayton Rose

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation provided for 2012, 2011 and 2010 of persons serving as CEO and CFO during 2012, along with our next three most highly compensated executive officers in 2012 (collectively, the “NEOs”):

Name and Principal Position	Year	Salary($)	Bonus($) (1)	Stock Awards($) (2)(3)	Option Awards($) (2)	Non-Equity Incentive Plan Compensation($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($) (5)	All Other Compensation ($)(6)	Total($)
Michael McGavick,	2012	$1,000,000	$—	$2,810,783	$3,070,727	$2,081,400	$—	$485,557	$9,448,467
Chief Executive	2011	$1,000,000	$600,000	$2,843,262	$3,020,653	$683,334	$—	$788,816	$8,936,065
Officer	2010	$1,000,000	$2,000,000	$2,824,309	$3,102,159	$933,333	$—	$621,756	$10,481,557

Peter Porrino,	2012	$600,000	$—	$890,094	$972,403	$909,500	$—	$76,797	$3,448,794
Executive Vice	2011	$206,923	$308,220	$1,500,010	$—	$—	$—	$12,912	$2,028,065
President, Chief Financial Officer

Gregory Hendrick,	2012	$600,000	$—	$936,941	$1,023,578	$748,000	$—	$254,370	$3,562,889
Executive Vice President, Chief Executive of Insurance Operations

James Veghte,	2012	$600,000	$—	$1,030,633	$1,125,937	$847,000	$—	$245,610	$3,849,180
Executive Vice	2011	$600,000	$537,000	$1,042,544	$1,107,575	$341,668	$—	$372,921	$4,001,708
President, Chief	2010	$600,000	$1,000,000	$1,035,578	$1,137,460	$466,667	$—	$294,424	$4,534,129
Executive of Reinsurance Operations

Sarah Street,	2012	$450,000	$—	$655,864	$716,510	$1,456,500	$—	$194,856	$3,473,730
Executive Vice	2011	$450,000	$1,190,700	$568,652	$604,135	$153,750	$—	$221,950	$3,189,187
President, Chief	2010	$450,000	$1,620,000	$564,865	$620,434	$210,000	$—	$204,034	$3,669,333
Investment Officer

(1)

Represents the annual bonus awarded to each NEO under the 2010 and 2011 annual incentive programs, except for Mr. Porrino, whose 2011 bonus was payable pursuant to the terms of his employment agreement. 2012 Annual Incentives are reported under “Non-Equity Incentive Plan Compensation; see footnote (4) hereto.

(2)

Includes the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718, Compensation—Stock Compensation (“ASC 718”), for stock awards and option awards granted in each respective year. See Note 18 (d and e) of the consolidated financial statements in the Company’s Annual Report for a discussion of assumptions made in the valuation of awards and determination of compensation costs calculated using the provisions of ASC 718. The amounts do not correspond to the actual value that might be realized by each NEO. For further information regarding the Compensation Committee’s analysis of compensation earned by Mr. McGavick in 2012 as compared to the actual grant date fair value of stock and option awards, see “Narrative Disclosure to the Summary Compensation Table and Grants of Plan-Based Awards Table,” below.

(3)

Includes the grant date fair values of performance units based upon the target number of awards issued at their grant date fair value computed in accordance with ASC 718. The values for these awards at the grant date assuming the highest level of performance will be achieved are as follows: for Mr. McGavick, $5,621,566; for Mr. Porrino, $1,780,189; for Mr. Hendrick, $1,873,881; for Mr. Veghte, $2,061,265; and for Ms. Street, $1,311,728.

(4)

Represents the Annual Incentives paid to each NEO under the 2012 annual incentive program. In addition, Mr. Veghte is a participant in the Reinsurance Supplemental LTIP. There were no amounts earned under the Reinsurance Supplemental LTIP during 2012. See “Executive Compensation—Compensation Discussion and Analysis—4.3 Long-Term Incentive Programs” for additional information regarding the Reinsurance Supplemental LTIP.

(5)	The Company does not pay above-market rates for amounts deferred under the Non-Qualified Deferred Compensation Plan.

(6)	All Other Compensation includes:

Other Annual Compensation from the Summary Compensation Table

Name	Year	Housing Allowance	Financial Counseling/ Tax Preparation	Relocation Assistance (1)	Retirement Plan Contribution (2)	Retirement Replacement Award (3)	Severance	All Other (4)
Michael McGavick	2012	$84,000	$—	$—	$119,350	$275,500	$—	$6,707

Peter Porrino	2012	$—	$—	$—	$70,925	$—	$—	$5,872

Gregory Hendrick	2012	$—	$13,115	$76,010	$66,850	$90,500	$—	$7,895

James Veghte	2012	$—	$13,064	$—	$86,940	$135,500	$—	$10,106

Sarah Street	2012	$—	$12,900	$—	$176,949	$—	$—	$5,007

(1)	Represents payments to assist with relocation expenses.

(2)

Represents employer contributions to both qualified and non-qualified defined contribution plans. For additional information relating to contributions to non-qualified defined contribution plans, see “Non-Qualified Deferred Compensation” below.

(3)

Represents the grant date fair value of the retirement replacement awards made to Messrs. McGavick, Hendrick and Veghte on March 15, 2012. The retirement replacement awards will vest and be paid out to the NEOs on March 15, 2013 provided they remain employed on that date. These awards replaced a benefit under our NQDC plan because tax laws did not permit Messrs. McGavick, Hendrick and Veghte to participate in the NQDC while based in Bermuda. Upon relocation to the United States, Messrs. McGavick, Hendrick and Veghte were eligible to participate in the NQDC during 2012. See “Non-Qualified Deferred Compensation” below.

(4)

Represents for all NEOs payments made for, among other things, personal car benefits, club memberships, annual officers’ medical examination, long-term disability premiums and business-related spousal travel. In addition, one time in 2012 we provided transportation on company aircraft for Mr. Veghte’s spouse when she accompanied him on a business trip. There was no incremental cost to us associated with Mr. Veghte’s spouse’s travel. We do not permit personal use of company aircraft by our directors, officers or other employees.

GRANTS OF PLAN-BASED AWARDS TABLE

The following table complements the Summary Compensation Table disclosure of non-equity incentive and equity awards and shows each grant of an award made to the NEOs in the last completed fiscal year under any plan:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Options Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards (3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael McGavick	02/28/2012	—	—	—	—	—	—	—	403,226	$20.61	$3,070,727
	02/28/2012	—	—	—	72,781	145,561	291,122	—	—	—	$2,810,783

Peter Porrino	02/28/2012	—	—	—	—	—	—	—	127,689	$20.61	$972,403
	02/28/2012	—	—	—	23,048	46,095	92,190	—	—	—	$890,094

Gregory Hendrick	02/28/2012	—	—	—	—	—	—	—	134,409	$20.61	$1,023,578
	02/28/2012	—	—	—	24,261	48,521	97,042	—	—	—	$936,941

James Veghte	02/28/2012	$840,000	$2,000,000	$9,000,000	—	—	—	—	147,850	$20.61	$1,125,937
	02/28/2012	—	—	—	26,687	53,373	106,746	—	—	—	$1,030,633

Sarah Street	02/28/2012	—	—	—	—	—	—	—	94,087	$20.61	$716,510
	02/28/2012	—	—	—	16,983	33,965	67,930	—	—	—	$655,864

(1)

Mr. Veghte is a participant in the Reinsurance Supplemental LTIP. The threshold amount represents the cash award payable based on meeting the minimum combination of (i) the compound annual growth rate in net premium written for our Reinsurance segment relative to a specified industry peer group during the four-year performance period beginning on January 1, 2012 and ending on December 31, 2015, and (ii) the combined ratio for our Reinsurance segment for the four accident years in the performance period. The goals set for these metrics are challenging. Based on our results from the previous four accident years (2008 through 2011), the estimated payout under the Reinsurance Supplemental LTIP would have been $0. See “Executive Compensation—Compensation Discussion and Analysis—4.3 Long-Term Incentive Programs” for additional information regarding the Reinsurance Supplemental LTIP.

(2)

Threshold amount represents share payout for meeting ROE performance goal thresholds for each year of the three-year performance cycle and for meeting the threshold goal for price-to-book at the end of the three-year performance period. Payout will be based on the average of results for all three years.

(3)

Represents the grant date fair value of each equity award calculated in accordance with ASC 718. See Note 18 (d and e) of the consolidated financial statements in our Annual Report for a discussion of assumptions made in the valuation of awards and determination of compensation costs calculated using the provisions of ASC 718. In addition, see the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” below for further information.

Narrative Disclosure to the Summary Compensation Table and Grants of Plan-Based Awards Table

Executive Compensation Components

Refer to “Executive Compensation—Compensation Discussion and Analysis,” above, for information relating to our allocation of pay among the various executive compensation components.

Equity Award Vesting Details

Stock options awarded to executive officers in 2012 and in prior years have a 10-year term and vest according to the defined vesting schedule of the award (generally over three or four years) without performance criteria attached to the awards, except for the August 2008 option awards granted to Mr. Veghte and Ms. Street. See “Outstanding Equity Awards at Fiscal Year End.”

In February 2012, the Compensation Committee awarded each NEO performance units under the 2012 LTIP, as set forth in the table above. The shares underlying the performance units awarded to NEOs under the 2012 LTIP vest and pay out contingent on the achievement of the performance metrics established by the Compensation Committee (as described in the Compensation Discussion and Analysis included in our proxy statement filed with the SEC on March 12, 2012) at the end of the three-year performance period (December 31, 2014). For a discussion of the vesting and payout of the performance units see, “Executive Compensation—Compensation Discussion and Analysis—4. Executive Compensation Components—4.3 Long-Term Incentive Programs.”

The Compensation Committee reserves the right to grant stock awards to NEOs without performance criteria attached to the awards to facilitate retention or to recognize exceptional performance, although it has not done so in the recent past.

Equity awards granted on or after January 1, 2007 to NEOs whose employment is terminated for reasons of death, disability, or, with respect to awards granted in 2007, 2008 and 2009, due to job elimination or reductions in force, or otherwise without cause with respect to awards granted in 2010 or 2011, may fully or partially vest on the date of termination. See “Potential Payments Upon Termination or Change in Control” below. However, in the case of voluntary terminations, or involuntary terminations with or without cause, vested option awards or portions thereof may expire earlier than the original 10-year term. In addition, with respect to awards granted prior to July 2011, any executive whose employment terminates for any reason, voluntarily or involuntarily (other than for “Cause” as defined in the 1991 Performance Incentive Plan), and whose combined age and number of years of service with us is equal to or greater than 65, and who is age 55 or older at the time of termination, may (upon approval by the Compensation Committee in its sole discretion) be eligible to receive “retirement treatment” with respect to any unvested equity awards. Retirement treatment may include accelerated vesting of equity and, in the case of stock options, extended exercisability periods (but not accelerated vesting after 2010). In July 2011, the Compensation Committee redefined eligibility for “retirement treatment” by adding an additional requirement that executives must have attained at least five years of service with us. This additional requirement only applies to equity awards granted after July 2011, unless other terms are approved by the Compensation Committee.

Retirement treatment for equity awards consists of:

•	Continued vesting of all stock options, which will remain exercisable until the end of their original terms, and accelerated vesting of options granted prior to 2011; and

•

In general, accelerated vesting (the lapse of time and/or performance vesting restrictions) of all restricted shares, continued vesting of restricted stock units, and pro-rated vesting of performance units with the payout made in shares contingent upon achievement of established performance goals.

Equity awards granted to executives prior to January 1, 2007 are subject to “retirement treatment” automatically once the executive’s combined age and years of service equals or exceeds 65, without approval of the Compensation Committee and without the requirement that the executive be age 55 or older. Currently, only Mr. Veghte is eligible to be considered for automatic retirement treatment; no other NEOs are eligible to be considered for retirement treatment for any awards under the current or former rule. Because all of Mr. Veghte’s pre-2007 equity awards are fully vested, the only effect of retirement treatment would be that any vested options granted to him prior to January 1, 2007 would remain exercisable until the end of their original terms.

Recipients of restricted stock awards generally have the same rights and privileges as shareholders, whether the stock award is vested or unvested, including the right to receive dividends at the same rate as our ordinary shares and the right to vote. However, recipients of restricted stock units do not have voting rights and are only eligible to receive “dividend equivalent rights” (not actual dividends). Performance units granted under the 2013, 2012, 2011 and 2010 LTIPs do not provide for any of these rights.

CEO Compensation

In 2012, the grant date value assigned to Mr. McGavick’s equity incentive compensation by the Compensation Committee was $6,000,000, split evenly between stock options and our 2012 performance units (as described more fully in “Executive Compensation—Compensation Discussion and Analysis”). The Compensation Committee used a Black-Scholes method for valuing the option award, using a market price average over the 15 business days prior to the grant date to reduce the impact of volatility from fluctuations in our share price (consistent with the approach used for Mr. McGavick’s 2010 and 2011 option awards). The value of the options for purposes of the Summary

Compensation Table is also determined using a Black-Scholes method, but the market price is the closing price of our ordinary shares on the date of grant. This results in a slight variance between the value of Mr. McGavick’s options from the Compensation Committee’s perspective ($3,000,000) and the value disclosed in the Summary Compensation Table ($3,070,727). Similarly, with respect to the performance units, the Compensation Committee used the market price per share to calculate the grant date value. However, the grant date fair value reflected in the Summary Compensation Table takes an additional step and discounts the value of each performance unit to reflect the fact that the performance units do not have dividend rights. Therefore, as with Mr. McGavick’s option grant, the value of his 2012 performance units from the Compensation Committee’s perspective ($3,000,000) varies from the value disclosed in the Summary Compensation Table ($2,810,783).

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table shows certain information about the exercisable and unexercisable unexercised options, stock that has not vested and equity incentive plan awards for the NEOs outstanding as of the end of the last fiscal year:

Name	Grant Date	Option Awards (1)(2)					Stock Awards
		Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Michael McGavick	05/02/2008	125,000	—	—	$37.78	05/02/2018	05/02/2008	16,000	$400,960
	02/27/2009	437,500	—		3.31	02/27/2019	02/28/2010			82,102	$2,057,476
	02/28/2010	221,976	110,988		18.27	02/28/2020	02/28/2011			128,480	3,219,709
	02/28/2011	102,564	205,129		23.35	02/28/2021	02/28/2012			145,561	3,647,759
	02/28/2012	—	403,226		20.61	02/28/2022

Peter Porrino	02/28/2012	—	127,689	—	$20.61	02/28/2022	08/29/2011	60,680	$1,520,641
							02/28/2012			46,095	$1,155,141

Gregory Hendrick	03/07/2003	15,000	—	—	$68.62	03/07/2013	03/10/2007	1,250	$31,325
	03/05/2004	20,000	—		77.10	03/05/2014	02/28/2008	5,312	133,119
	03/04/2005	15,000	—		75.48	03/04/2015	02/28/2010	9,123	228,622	13,684	$342,921
	02/21/2008	35,000	—		36.90	02/21/2018	02/28/2011			21,414	536,635
	08/11/2008	40,000	—		19.62	08/11/2018	02/28/2012			48,521	1,215,936
	05/01/2009	50,000	—		9.84	05/01/2019
	02/28/2011	17,094	34,189		23.35	02/28/2021
	02/28/2012	—	134,409		20.61	02/28/2022

James Veghte	03/07/2003	25,000	—	—	$68.62	03/07/2013	03/10/2007	2,000	$50,120
	01/12/2004	20,000	—		78.02	01/12/2014	02/28/2008	6,250	156,625
	03/05/2004	25,000	—		77.10	03/05/2014	02/28/2010			30,104	$754,406
	03/04/2005	30,000	—		75.48	03/04/2015	02/28/2011			47,110	1,180,577
	02/21/2008	77,500	—		36.90	02/21/2018	02/28/2012			53,373	1,337,527
	08/11/2008	—	100,000		19.62	08/11/2018
	02/27/2009	125,000	—		3.31	02/27/2019
	02/28/2010	81,391	40,696		18.27	02/28/2020
	02/28/2011	37,607	75,214		23.35	02/28/2021
	02/28/2012	—	147,850		20.61	02/28/2022

Sarah Street	03/07/2003	25,000	—	—	$68.62	03/07/2013	03/10/2007	2,500	$62,650
	03/05/2004	20,000	—		77.10	03/05/2014	02/28/2008	10,624	266,237
	03/04/2005	17,500	—		75.48	03/04/2015	02/28/2010			16,421	$411,498
	10/01/2006	15,000	—		68.70	10/01/2016	02/28/2011			25,696	643,942
	02/21/2008	85,000	—		36.90	02/21/2018	02/28/2012			33,965	851,163
	08/11/2008	—	75,000		19.62	08/11/2018
	02/27/2009	56,500	—		3.31	02/27/2019
	02/28/2010	44,395	22,198		18.27	02/28/2020
	02/28/2011	20,513	41,026		23.35	02/28/2021
	02/28/2012	—	94,087		20.61	02/28/2022

(1)

All options granted prior to 2008 under the 1991 Performance Incentive Program have a ten-year term and vest ratably over a four-year period, with one-fourth vesting on each anniversary of grant date. For further details, see “Equity Award Vesting Details” in the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”

(2)

Beginning with 2008 grants, all options granted under the 1991 Performance Incentive Program have a ten-year term and vest ratably over a three-year period, with one-third vesting on each anniversary of grant date, except for the performance restricted options granted to Mr. Veghte and Ms. Street in August 2008 that were designed to vest after meeting a three year cliff vesting provision as well as a price hurdle equal to 130% of the awards’ $19.62 exercise price. Specifically, for the options to vest, the closing price of our ordinary shares on the NYSE must be at or above $25.51 for ten consecutive business days. This price hurdle was met subsequent to year-end on January 17, 2013. For further details, see “Equity Award Vesting Details” in the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table,” described above. All options granted to NEOs are non-qualified.

(3)

All restricted shares and restricted stock units were granted under the 1991 Performance Incentive Program. Vesting details for the 2007 and 2008 restricted share awards granted to Messrs. McGavick and Veghte and Ms. Street are described in the section entitled “Executive Compensation—Compensation Discussion and Analysis—4. Executive Compensation Components—4.3 Long- Term Incentive Awards—(C) Other In-Cycle Long-term Incentive Programs—(i) 2007 and 2008 Performance Restricted Shares.” The restricted stock units granted to Mr. Porrino as a sign-on award vest as follows: 50% of the restricted stock units vest in full on the third anniversary of the date of grant, and the remaining 50% vest ratably over the three-year period from his date of hire on each anniversary of the grant date.

(4)	Represents payout based upon threshold values for the 2010 LTIP and based upon target values for the 2011 and 2012 LTIPs, determined by the level of the previous fiscal year’s performance achieved.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information about the options exercised and the vesting of stock during the last fiscal year for the NEOs on an aggregate basis:

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)
Michael McGavick	—	$—	—	$—

Peter Porrino	—	$—	12,136	$279,735

Gregory Hendrick	—	$—	9,373	$193,178

James Veghte	—	$—	—	$—

Sarah Street	—	$—	—	$—

PENSION BENEFITS

None of the NEOs participate or have any accrued benefits under any of our defined benefit pension plans.

NON-QUALIFIED DEFERRED COMPENSATION

The following table shows amounts contributed to our defined contribution plans for the NEOs that provides for the deferral of compensation on a basis that is not tax-qualified in the last fiscal year:

Name	Executive Contributions in Last Fiscal Year($)	Registrant Contributions in Last Fiscal Year($)(1)	Aggregate Earnings (Losses) in Last Fiscal Year($)(2)	Aggregate Withdrawals/ Distribution($)	Aggregate Balance at Last Fiscal Year End($)(3)
Michael McGavick	$67,500	$94,500	$121	$22,067	$184,307

Peter Porrino	$109,966	$46,075	$4,652	$—	$160,693

Gregory Hendrick	$30,000	$42,000	$197,690	$—	$1,675,560

James Veghte	$44,350	$62,090	$55,136	$—	$508,970

Sarah Street (4)	$69,535	$152,099	$319,387	$—	$2,904,870

(1)

These amounts are reflected within “Retirement Plan Contribution” in the “Other Annual Compensation from the Summary Compensation Table” included in the footnotes to the “Summary Compensation Table” during each respective year for which a Registrant Contribution is made to an NEO.

(2)	Aggregate earnings or losses on non-qualified deferred compensation are not reflected in the “Summary Compensation Table.”

(3)

Amounts shown above that are included in the “Summary Compensation Table” herein for Messrs. McGavick, Porrino, Hendrick and Veghte and Ms. Street are $94,500, $46,075, $42,000, $62,090 and $498,312, respectively.

(4)	For Ms. Street, includes a discretionary contribution of 3% based on her 2011fiscal year contributions.

In 2012, all of our NEOs were employed in the United States and enrolled in the X.L. America, Inc. Deferred Compensation Plan (“XLA DCP”). The XLA DCP is a non-qualified supplemental deferred compensation plan that allows executives to defer receipt of up to 50% of their base salary and 100% of their annual incentive award. In addition, if executives elected to defer 5% of compensation above the IRS qualified annual compensation limit with respect to 401(k) plan participation (in 2012, $250,000), then we make a non-discretionary matching contribution of 7% and a discretionary contribution of up to an additional 3% into the XLA DCP on their behalf. Initially, these matching contributions vest in equal installments over a four-year period that begins on an executive’s date of hire. Once an executive has been employed by us for four years, all future matching contributions vest immediately. All NEOs, with the exception of Mr. Porrino, are fully vested in their matching contributions. All contributions and deferrals made under the XLA DCP are notionally invested in a series of mutual funds that are managed by our retirement plan vendor. All participants in the XLA DCP are required to have a payout election form on file, indicating the terms chosen by the participant for payout at the time of termination or retirement. No executive is allowed to take a loan from us or our subsidiary, X.L. America, Inc., against his or her outstanding plan balance under the XLA DCP.

The contribution rates set for the XLA DCP are the same for all participating employees. Aggregate earnings are based on the performance of the underlying mutual funds chosen by the executive from a prescribed list of choices sponsored by the Company through a third-party vendor. These mutual funds, or similar ones by asset class or via collective trusts, are available to all employees in the 401(k) plan. As no preferential performance or interest rates are accorded any of the notional investments that executives have in these arrangements, no monies relating to earnings associated with them are reported in the Summary Compensation Table.

Employment Contracts with NEOs

We have entered into employment agreements (the “NEO Employment Agreements”) with the following NEOs: Michael McGavick, to serve as CEO; Peter Porrino, to serve as Executive Vice President and CFO; James Veghte, to serve as Executive Vice President and Chief Executive of Reinsurance Operations; and Sarah Street, to serve as Executive Vice President and Chief Investment Officer. Effective October 13, 2011, we entered into a severance agreement with Mr. Hendrick, described under “Potential Payments Upon Termination or Change in Control.” Mr. Hendrick does not have a written employment agreement.

Each NEO Employment Agreement provides for (i) a specified base salary, which is subject to annual review and may be increased by the Compensation Committee, (ii) an annual bonus pursuant to our annual incentive compensation program, the actual amount earned to be determined by the Compensation Committee, (iii) reimbursement for or payment of certain travel and other expenses and (iv) the right to participate in such other employee benefit programs as are in effect for senior executives from time to time. The terms and conditions of the agreements are described in the “Potential Payments Upon Termination or Change in Control” section. With respect to the agreements with Messrs. McGavick and Veghte and Ms. Street, employment is for an original term of one year and will continue to be automatically extended for successive one year periods unless we or the executive provides written notice that the term is not to be extended at least six months prior to the then scheduled expiration date. However, we modified our standard form of employment agreement for executive officers in mid-2009 to provide for fixed terms. Mr. Porrino’s employment agreement is for a fixed three-year term and will expire on April 25, 2014. Each of these executives has agreed to certain confidentiality, non-competition and non-solicitation provisions.

Each NEO Employment Agreement provides for indemnification of the executive by us to the maximum extent permitted by applicable law and our charter documents and requires us to maintain directors’ and officers’ liability coverage in an amount equal to at least $75,000,000. In addition, in connection with, and effective upon, our redomestication to Ireland on July 1, 2010, XLIT Ltd. entered into indemnification agreements with each of our directors and the Company, and a deed poll indemnity with respect to our executives, directors and employees. The indemnification agreements and deed poll provide that XLIT Ltd. will indemnify the indemnitees to the fullest extent permitted by Cayman Islands law against claims related to each indemnitee’s service to (or at the request of) the Company, except in certain circumstances, and provide that any and all indemnifiable expenses shall, if so requested by the indemnitee, be advanced promptly as they are incurred, subject to certain requirements and provided that the indemnitee must repay any such expense advance if it is determined in a final and non-appealable judgment of a court of competent jurisdiction that the indemnitee is not entitled to be indemnified against such expenses. Copies of the form of indemnification and deed poll are filed as Exhibit 10.1 and Exhibit 10.2, respectively, to our Current Report on Form 8-K12B, filed with the SEC on July 1, 2010.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

NEO Employment and Severance Agreements

Our employment agreements with each of the NEOs, except for Mr. Hendrick, address payments made upon certain termination events. In mid-2009, the Company modified its standard form of employment agreement for executive officers, with changes affecting many of the provisions relating to termination payments. These changes to our standard form are reflected in Mr. Porrino’s agreement and are described below. Mr. Hendrick has a separate severance agreement with us that he entered into in October 2011 that provides for severance benefits under certain termination scenarios. Mr. Hendrick’s severance agreement expires on October 13, 2014. Potential payments upon termination, including termination following a change in control of the Company, are provided pursuant to the NEOs’ employment or severance agreements and various employee benefit plans and award agreements as follows:

Termination Due to Death or Disability

Messrs. McGavick’s and Veghte’s and Ms. Street’s Employment Agreements provide that, in the event of the termination of the executive’s employment prior to the expiration date of the employment agreement (after giving effect to any extensions thereof) by reason of death or disability, the executive (or in the case of death, the executive’s spouse or estate) is entitled to:

(i)

receive, in accordance with the company’s regular payroll practices then in effect, the executive’s then current base salary through the end of the six month period after the month in which the executive becomes disabled or dies;

(ii)	any annual bonus awarded for the prior performance year but not yet paid in accordance with our bonus program;

(iii)

within 45 days (60 days in the case of disability) after the date of death or total and permanent disability, a pro rata bonus for the performance year in which the death/disability occurs, in an amount to be determined by the Compensation Committee, but in no event less than a pro-rata portion of the Executive’s average annual bonus for the immediately preceding three years; and

(iv)

the executive’s vested accrued benefits under any employee benefit programs, and continued rights with regard to any stock options or other rights with respect to equity securities of the Company held by the executive in accordance with the terms of the plans under which such options or other rights were issued. Specifically, all stock options and restricted shares granted to the executive under the 1991 Performance Incentive Plan would, to the extent unvested, become vested on the date of termination due to death or disability. With respect to the performance units granted to the executives under the 2012, 2011 and 2010 LTIPs, a pro-rata portion of the performance units granted (calculated based on the number of days worked in the three-year performance period), multiplied by the payout percentage of the award determined based on the extent, if any, that performance goals for the award were achieved as measured at the end of the calendar year in which the termination occurs as determined by the Compensation Committee, will vest and shares will be delivered to the executive or his/her estate by March 15 of the year following the executive’s separation for death or disability. The executive would also receive continued medical benefit plan coverage for the executive and/or the executive’s dependents for a period of six months.

Neither Mr. Porrino’s employment agreement nor Mr. Hendrick’s severance agreement entitle either of them to any specific payments upon a termination due to death or disability (other than unpaid base salary through their respective termination dates). Each is entitled to any vested accrued benefits under any employee benefit programs and continued rights with regard to any stock options, restricted stock units or other rights with respect to equity securities of the Company held by the executive in accordance with the terms of the plans and the award agreements under which such options, restricted stock units or other rights were issued.

Termination Without Cause

In the event of termination of the executive’s employment by us without Cause (as defined in the employment agreement or severance agreement, as applicable) or by the executive following assignment to the executive of duties materially inconsistent with his/her position or a material breach by us of certain provisions of the employment agreement, the executive shall be entitled to the executive’s then current base salary through the date on which termination occurs. The benefits described in (i), (ii) and (iii) below are only provided contingent on the executive executing and delivering a general release of claims against us and our affiliates in a form acceptable to us:

(i)

a cash lump-sum severance payment equal to the sum of two times the executive’s then current base salary, except that Messrs. Porrino and Hendrick will each receive a cash lump-sum payment equal to one time his then current base salary;

(ii)

a cash lump-sum severance payment equal to one time the higher of the targeted annual bonus for the performance year in which such termination occurs or the average of the executive’s annual bonus for the three years immediately preceding the year of termination, except that Messrs. Porrino and Hendrick each will receive a cash lump sum equal to his target annual bonus pro-rated for the number of days worked in the year of his termination;

(iii)

any annual incentive award awarded for the prior performance year but not yet paid, except that Messrs. Porrino and Hendrick each will be paid only his annual incentive award earned with respect to the calendar year ending prior to the date of termination but unpaid on that date; and

(iv)

the executive’s vested accrued benefits under any employee benefit programs and continued rights with regard to any stock options or other rights with respect to equity securities of the Company held by the executive in accordance with the terms of the plans under which such options or other rights were issued. Specifically, upon approval of the Compensation Committee, all stock options awarded before 2010 and restricted shares granted to the executive under the 1991 Performance Incentive Plan would, to the extent unvested, become vested on the date of termination without Cause. For stock options awarded in 2010 and later, unvested options would continue to vest in accordance with the applicable vesting schedule. With respect to the performance units granted to the executives under the 2010 LTIP, 2011 LTIP and 2012 LTIP (excluding Mr. Porrino for the 2010 LTIP and 2011 LTIP), a pro-rata portion of the performance units granted (calculated based on the number of days worked in the three-year performance period), multiplied by the payout percentage of the award determined based on the extent, if any, that performance goals for the award were achieved as measured at the end of the calendar year in which the termination occurs as determined by the Compensation Committee will vest and shares will be delivered to the executive by March 15 of the year following the executive’s separation. Upon commencement of his employment in August 2011, Mr. Porrino received a sign-on grant of restricted stock units. Pursuant to his employment agreement, in the event Mr. Porrino’s employment is terminated other than for Cause, any sign-on restricted stock units not vested at the time of such termination will vest on the date of the termination. With respect to Mr. Hendrick, the remaining unvested portion of restricted stock units granted to him in 2010 would become vested on the date of termination. The executive (except Messrs. Porrino and Hendrick) would also receive continued medical benefit plan coverage for the executive and/or the executive’s dependents for a period of up to 24 months.

Termination Without Cause Following A Change in Control; For Good Reason; By the Company Within One Year Prior to Change in Control

Notwithstanding the foregoing, in the event of termination of the executive’s employment (a) by us without Cause within the 24-month period following a Change in Control (as defined in the employment or severance agreement, as applicable, and, in the case of Mr. Porrino, before August 25, 2014 or, in the case of Mr. Hendrick, before October 13, 2014) (the “Post-Change Period”), (b) by the executive for Good Reason (as defined in the employment agreement or, in the case of Mr. Hendrick, in his severance agreement) during the Post-Change Period, or (c) in the case of the

NEOs, other than Messrs. Porrino and Hendrick, by us without Cause within one year prior to a Change in Control and it is reasonably demonstrated that such termination arose in connection with or anticipation of the Change in Control, then Messrs. McGavick, Porrino and Veghte and Ms. Street are entitled to his or her then current base salary through the date on which termination occurs and:

(i)	a cash lump-sum severance payment equal to the sum of two times the executive’s then current base salary;

(ii)

a cash lump-sum severance equal to the sum of two times the average of the executive’s annual bonus for the three years immediately preceding the year in which the Change in Control occurs, provided such calculated average bonus shall be at least equal to the targeted annual bonus for each such year if the target bonus exceeded the actual award paid for that year, except in the case of Mr. Porrino, who will receive a cash lump-sum equal to two times his target annual bonus; and

(iii)

an amount equal to the higher of the executive’s annual bonus actually awarded for the year immediately preceding the year in which the Change in Control occurs or the targeted annual bonus that would have been awarded to the executive for the year of such termination, pro-rated by a fraction based on the number of months or fraction thereof in which the executive was employed by the Company in the year of termination, except in the case of Mr. Porrino, who will not receive this payment.

Mr. Hendrick’s severance agreement provides that in the event of his termination of employment after a Change in Control as described above, he will be entitled to:

(i)	any annual incentive award earned with respect to the calendar year ending prior to the date of termination but unpaid as of that date; and

(ii)	a cash lump-sum severance payment equal to two times his then current base salary plus two times his targeted annual bonus payment for the year of termination.

All grants of restricted shares, stock options, restricted stock units and performance units under our incentive compensation plans automatically vest upon a Change in Control (as defined in such plans). With respect to the performance units granted under the 2010 LTIP, the 2011 LTIP and the 2012 LTIP (excluding Mr. Porrino for the 2010 LTIP and the 2011 LTIP), each award will vest at target (100%) and a number of shares equal to the number of such vested performance units will be distributed to the executive at the time of the Change of Control.

The executive is also entitled to continued medical benefit plan coverage for the executive and the executive’s dependents for a period of up to 24 months (except for Messrs. Porrino and Hendrick, who are not entitled to this benefit) and to accelerated vesting of the executive’s rights (i) under any retirement plans; and (ii) under any stock options or other rights with respect to equity securities of the Company held by the executive, which options or other rights shall be exercisable for the shorter of three years or the remaining term of the security. In addition, Messrs. McGavick and Veghte and Ms. Street are entitled to gross-up payments in the event excise taxes are imposed on the executive’s payments or benefits under Section 280G of the Code. We removed the Section 280G excise tax gross-up from our standard form of executive employment agreement in mid-2009, and neither Mr. Porrino nor Mr. Hendrick would be entitled to tax gross-up payments in the event excise taxes were imposed on his payment and benefits.

Termination With Cause or Other Voluntary Termination

In the event of termination of the executive’s employment by us with Cause or any voluntary termination by the executive, the executive is entitled to:

(i)	the executive’s then current base salary through the date on which termination occurs;

(ii)	continued rights with regard to any vested stock options held by the executive in accordance with the terms of the plans under which such options were issued; and

(iii)	the executive’s vested accrued benefits under any employee benefit programs as provided in the programs.

The “Potential Payments Upon Termination or Change in Control Table” estimates the value of such benefits assuming termination as of December 31, 2012.

Potential Payments Upon Termination or Change in Control Table
(As of December 31, 2012)

Name		Termination Due to Death or Disability	Termination Without Cause	Termination Without Cause Following a Change in Control; For Good Reason; By the Company Within One Year Prior to Change in Control (1)
Michael McGavick	Cash Lump Sum Payment (2)	$500,000	$2,000,000	$2,000,000
	Cash Lump Sum Payment of Bonus	2,000,000	2,000,000	4,666,666
	Annual Bonus Awarded Not Yet Paid or Pro-Rata bonus	0	0	0
	Accelerated Vesting of Awards (3)	6,662,087	5,290,461	10,167,162
	Non-Equity Incentive and Deferred Cash Payments (4)	0	0	275,500
	Continued Medical Coverage	11,094	44,376	44,376
	Accelerated Vesting of Qualified/Non Qualified Pension Benefits	0	0	0
	280G Gross Ups (5)	0	0	6,643,691

	Total	$9,173,181	$9,334,837	$23,797,395

Peter Porrino	Cash Lump Sum Payment (2)	$0	$600,000	$1,200,000
	Cash Lump Sum Payment of Bonus	0	900,000	1,800,000
	Annual Bonus Awarded Not Yet Paid or Pro-Rata bonus	0	0	0
	Accelerated Vesting of Awards (3)	2,491,270	2,112,459	3,261,364
	Non-Equity Incentive and Deferred Cash Payments (4)	0	0	0
	Continued Medical Coverage	0	0	0
	Accelerated Vesting of Qualified/Non Qualified Pension Benefits	0	0	70,946
	280G Gross Ups (5)	0	0	0

	Total	$2,491,270	$3,612,459	$6,332,310

Gregory Hendrick	Cash Lump Sum Payment (2)	$0	$600,000	$1,200,000
	Cash Lump Sum Payment of Bonus	0	720,000	1,440,000
	Annual Bonus Awarded Not Yet Paid or Pro-Rata bonus	0	0	0
	Accelerated Vesting of Awards (3)	2,254,166	1,826,187	3,458,316
	Non-Equity Incentive and Deferred Cash Payments (4)	0	0	90,500
	Continued Medical Coverage	0	0	0
	Accelerated Vesting of Qualified/Non Qualified Pension Benefits	0	0	0
	280G Gross Ups (5)	0	0	0

	Total	$2,254,166	$3,146,187	$6,188,816

James Veghte	Cash Lump Sum Payment (2)	$300,000	$1,200,000	$1,200,000
	Cash Lump Sum Payment of Bonus	895,667	895,667	1,933,333
	Annual Bonus Awarded Not Yet Paid or Pro-Rata bonus	0	0	0
	Accelerated Vesting of Awards (3)	3,046,513	2,543,582	4,331,723
	Non-Equity Incentive and Deferred Cash Payments (4)	0	0	135,500
	Continued Medical Coverage	11,094	44,376	44,376
	Accelerated Vesting of Qualified/Non Qualified Pension Benefits	0	0	0
	280G Gross Ups (5)	0	0	0

	Total	$4,253,274	$4,683,625	$7,644,932

Name		Termination Due to Death or Disability	Termination Without Cause	Termination Without Cause Following a Change in Control; For Good Reason; By the Company Within One Year Prior to Change in Control (1)
Sarah Street	Cash Lump Sum Payment (2)	$225,000	$900,000	$900,000
	Cash Lump Sum Payment of Bonus	1,476,900	1,476,900	3,060,000
	Annual Bonus Awarded Not Yet Paid or Pro-Rata bonus	0	0	0
	Accelerated Vesting of Awards (3)	2,089,468	1,775,265	2,871,558
	Non-Equity Incentive and Deferred Cash Payments (4)	0	0	0
	Continued Medical Coverage	3,180	12,720	12,720
	Accelerated Vesting of Qualified/Non Qualified Pension Benefits	0	0	0
	280G Gross Ups (5)	0	0	0

	Total	$3,794,548	$4,164,885	$6,844,278

(1)	Potential payments under a change in control are calculated with the assumption that all conditions triggering a change in control occurred on December 31, 2012.

(2)

Salary continuation amounts in the event of death or disability to Messrs. McGavick and Veghte and Ms. Street are based on the value of six months of base salary. There are no benefits payable to Mr. Porrino in the event of either his death or disability. Should Mr. Porrino or Mr. Hendrick become disabled, they would have coverage under the Company’s broad based Long Term Disability policy; however, no additional cash benefits would be made available.

(3)

The value of potential acceleration of vesting of stock options is based upon the intrinsic value of each award (closing share price less option strike price) at December 31, 2012, while the value of potential acceleration of vesting of restricted share, restricted stock unit and performance unit awards is calculated based upon the closing price of the shares on December 31, 2012 which was $25.06.

In the event of termination of employment due to death or disability, the accelerated vesting of awards is calculated as follows (share totals rounded due to proration):

a.

For Mr. McGavick, accelerated vesting of awards represents 719,343 stock options, 16,000 restricted shares and 134,174 performance units, with values of $2,898,735, $400,960 and $3,362,392, respectively.

b.

For Mr. Porrino, accelerated vesting of awards represents 127,689 stock options, 61,373 restricted stock units and 15,365 performance units, with values of $568,216, $1,538,007 and $385,047, respectively.

c.	For Mr. Hendrick, accelerated vesting of awards represents 168,598 stock options, 16,170 restricted shares and 47,580 performance units, with values of $656,583, $405,220 and $1,192,363, respectively.

d.	For Mr. Veghte, accelerated vesting of awards represents 363,760 stock options, 8,250 restricted shares and 49,148 performance units, with values of $1,606,874, $206,745 and $1,232,894, respectively.

e.	For Ms. Street, accelerated vesting of awards represents 232,311 stock options, 13,124 restricted shares and 28,452 performance units, with values of $1,047,566, $328,887 and $713,015, respectively.

In the event of a termination without cause, the accelerated vesting of awards is calculated as follows (share totals rounded due to termination proration):

a.

For Mr. McGavick, accelerated vesting of awards represents 347,960 stock options, 16,000 restricted shares and 134,174 performance units, with values of $1,527,109, $400,960 and $3,362,392, respectively.

b.

For Mr. Porrino, accelerated vesting of awards represents 42,563 stock options, 61,373 restricted stock units and 15,365 performance units, with values of $189,405, $1,538,007 and $385,047, respectively.

c.	For Mr. Hendrick, accelerated vesting of awards represents 61,897 stock options, 16,170 restricted shares and 47,580 performance units, with values of $228,604, $405,220 and $1,192,363, respectively.

d.

For Mr. Veghte, accelerated vesting of awards represents 227,586 stock options, 8,250 restricted shares and 49,148 performance units, with values of $1,103,943, $206,745 and $1,232,894, respectively. In addition, Mr. Veghte was eligible for retirement treatment as of December 31, 2012. Therefore, if Mr. Veghte were to be terminated without cause, the Compensation Committee would have discretion to grant Mr. Veghte the additional benefit of continued vesting of all stock options granted in 2010, 2011 and 2012, and the extension of the exercise term for all outstanding options to their original ten-year term.

e.	For Ms. Street, accelerated vesting of awards represents 149,073 stock options, 13,124 restricted shares and 28,452 performance units, with values of $733,363, $328,887 and $713,015, respectively.

In the event of a termination without cause following a change in control, the accelerated vesting of awards is calculated as follows (share totals rounded due to termination proration):

a.

For Mr. McGavick, accelerated vesting of awards represents 719,343 stock options, 16,000 restricted shares and 274,041 performance units, with values of $2,898,735, $400,960 and $6,867,467, respectively.

b.	For Mr. Porrino, accelerated vesting of awards represents 127,689 options, 61,373 restricted shares and 46,095 performance units, with values of $568,216, $1,538,007 and $1,155,141, respectively.

c.	For Mr. Hendrick, accelerated vesting of awards represents 168,598 stock options, 16,170 restricted shares and 95,631 performance units, with values of $656,583, $405,220 and $2,396,513, respectively.

d.	For Mr. Veghte, accelerated vesting of awards represents 363,760 stock options, 8,250 restricted shares and 100,483 performance units, with values of $1,606,874, $206,745 and $2,518,104, respectively.

e.	For Ms. Street, accelerated vesting of awards represents 232,311 stock options, 13,124 restricted shares and 59,661 performance units, with values of $1,047,566, $328,887 and $1,495,105, respectively.

(4)	In the event of a change in control, unvested Deferred Cash under the Retirement Benefit Replacement awards to Messrs. McGavick and Veghte will be accelerated.

(5)

The amount in this category represents the estimated tax-reimbursement payment to compensate Mr. McGavick for additional taxes that he might incur as a result of the “golden parachute” excise tax imposed by Section 4999 of the Code. An excise tax may be due if the aggregate present value of the payments that are contingent on a change of control equals or exceeds an amount equal to three times the taxpayer’s base amount. The taxpayer’s base amount is, in general, the individual’s average annualized includible compensation for the most recent five taxable years (or shorter if the individual has not been employed by the service recipient for five years) ending before the date of the change of control.

DIRECTOR COMPENSATION TABLE

We compensate each of our Non-Employee Directors through a mixture of cash and equity-based compensation. As a result of our redomestication from the Cayman Islands to Ireland during 2010, our Non-Employee Directors now pay Irish taxes on a portion of their compensation. The Non- Employee Directors are responsible for these Irish taxes and we do not reimburse the Non-Employee Directors for such taxes.

The following table sets forth the compensation paid to Non-Employee Directors for services rendered in the fiscal year ended December 31, 2012:

Name (1)	Fees Earned or Paid in Cash($) (2)	Stock Awards (3)(4)	Option Awards	All Other Compensation ($)(5)	Total($)
Ramani Ayer	$114,000	$150,018	$—	$—	$264,018

Dale Comey	$124,000	$150,018	$—	$—	$274,018

Robert Glauber (6)	$258,333	$150,018	$—	$—	$408,351

Valerie Gooding (7)	$50,000	$150,018	$40,596	—	$240,614

Herbert Haag	$116,500	$150,018	$—	$121,400	$387,918

Suzanne Labarge	$114,000	$150,018	$—	$—	$264,018

Joseph Mauriello	$128,000	$150,018	$—	$—	$278,018

Eugene McQuade	$111,500	$150,018	$—	$—	$261,518

Clayton Rose	$100,000	$150,018	$—	$—	$250,018

Ellen Thrower (8)	$35,833	—	—	$—	$35,833

Sir John Vereker	$114,000	$150,018	$—	$47,700	$311,718

(1)

Mr. McGavick is not included in the “Director Compensation Table” above, as he is an executive officer and receives no compensation for his service as a director. The compensation received by Mr. McGavick as an executive is shown in the “Summary Compensation Table.” Dr. Thrower retired from the Board in February 2012, and Ms. Gooding resigned from the Board in November 2012.

(2)

See “Cash Compensation Paid to Non-Employee Directors” below. Amounts provided include the pro-rated portion of the annual retainer fees paid in May 2011 and May 2012 for services rendered between January 1, 2012 and December 31, 2012, and special meeting fees earned during 2012. Specifically, fees included in the chart above reflect the portion of those payments earned during 2012 by all Non-Employee Directors. As applicable, amounts provided also may include board chair, committee chair, or additional committee membership fees, also pro-rated for services rendered between January 1, 2012 and December 31, 2012.

(3)

See “Equity-Based Compensation Paid to Non-Employee Directors” below. All directors were granted Company stock equal in value to $150,018 on May 11, 2012. The number of shares granted was determined by dividing this amount by the closing price of the Company’s shares on the date of grant ($22.12), and rounding up to the nearest whole share. The amounts shown represent the fair value of stock awards, calculated as the number of shares granted, multiplied by our closing share price on the date of grant. See Note 18(d), “Share Capital—Options” of the consolidated financial statements in our Annual Report for further information on stock awards granted.

(4)	There were no unvested stock awards outstanding at December 31, 2012.

(5)

Represents fees for serving on XL subsidiary boards. Mr. Haag earned £60,000 in 2012 for serving on the XL London Market Limited and XL Insurance Company Limited boards and an additional €20,000 for serving on the XL Re Europe Ltd board. Sir John Vereker earned £30,000 in 2012 for serving on the XL Insurance Company Limited board. U.S. dollar figures included in the table above were calculated based on the average annual exchange rate in effect for the 2012 fiscal year.

(6)	For Mr. Glauber, Fees Earned or Paid in Cash includes fees of $158,333 for serving as Chairman of the Board.

(7)

For Ms. Gooding, Fees Earned or Paid in Cash represents fees earned for her service as an independent Non-Employee Director from April 26, 2012 to November 2, 2012. In connection with Ms. Gooding’s resignation, in January 2013 she returned to us the portion of the annual retainer fee previously paid to her for the remaining six month service period subsequent to her resignation.

(8)	Dr. Thrower, an independent Non-Employee Director, retired from the Board in February 2012.

Narrative Disclosure to the Director Compensation Table

Cash Compensation Paid to Non-Employee Directors

Annual Retainer Fee

In 2012, Non-Employee Directors each received an annual retainer fee of $100,000 that was paid following the Annual General Meeting for their services from May 1, 2012 through April 30, 2013. In 2011, Non-Employee Directors received an annual retainer fee of $100,000 that was paid following the Annual General Meeting for their services from May 1, 2011 through April 30, 2012.

Board and Committee Chairmen and Meeting Attendance Fees

For the period from May 1, 2011 to April 30, 2012, Mr. Glauber received an annual fee of $125,000 for serving as Chairman of the Board. For the May 1, 2012 to April 30, 2013 service period, Mr. Glauber’s annual fee for serving as Chairman of the Board was increased to $175,000.

Each of Messrs. Comey and McQuade, as the respective Chairmen of the Nominating Committee and the Risk and Finance Committee, received a committee chairman’s fee of $10,000. Mr. Mauriello, the Chairman of the Audit Committee, received a committee chairman’s fee of $25,000. Mr. Haag, the Chairman of the Compensation Committee, received a committee chairman’s fee of $15,000. Additionally, each Audit Committee member received an Audit Committee retainer fee of $15,000.

Non-Employee Directors do not receive Board or committee meeting attendance fees, except in the case of special meetings, for which we pay an attendance fee of $1,500 per meeting.

All Other Fees

In addition to the aforementioned fees, Non-Employee Directors are reimbursed for travel, accommodation and other reasonable out-of-pocket expenses incurred in connection with their attendance at Board and Committee meetings. We transport one or more Non-Employee Directors to and from such meetings on an aircraft in which we have fractional ownership.

Deferral of Annual Retainer Fee

Prior to January 1, 2009, Non-Employee Directors could elect to defer, at the beginning of each calendar year, all or part of their Board annual retainer fee in increments of 10%. Subsequent to that date, our Non-Employee Directors are no longer able to defer any portion of their annual retainer fee. This change was the result of the passage of The Emergency Economic Stabilization Act of 2008, pursuant to which Section 457A was added to the Code. Section 457A requires compensation under a “nonqualified deferred compensation plan of a nonqualified entity” to be included in the service provider’s income when the compensation is no longer subject to a substantial risk of forfeiture. Deferrals made before January 1, 2009, which are deferred until 2018 or later, are to be paid to, and included in income of, the service provider (i.e., the Non-Employee Director) on the earlier of the last taxable year beginning before 2018 and the year in which there is no substantial risk of forfeiture.

In years when a Non-Employee Director made an election to defer all or a portion of the annual retainer fee, deferred annual retainer fees were credited in the form of share units (“deferred share units”). The value of the deferred share units was calculated by dividing 100% of the deferred annual retainer fee by the closing price of our ordinary shares on the NYSE on the date the fees would otherwise be paid, in accordance with the terms of the Directors Stock and Option Plan, as amended and restated (the “Directors Plan”). Deferred share units represent a right to receive shares. Deferred share units have no voting rights and receive dividend equivalents rather than cash dividends. Each Non-Employee Director receives dividend equivalents on the deferred share units contained in his or her stock deferral account, which are equal in value to dividends paid on our shares. The dividend equivalents granted are then reinvested in the Non-Employee Directors’ stock deferral accounts in the form of additional deferred share units. Upon a “separation from service” (as defined in Treasury Reg. 1-409A-1(h)) as a Non-Employee Director, each Non-Employee Director receives a share for each deferred share unit awarded. Such deferred share units are received either in a lump sum on the date of the Non-Employee Director’s “separation from service” or over a period not to exceed 5 years, as elected in advance by such Non-Employee Director. Alternatively, Non-Employee Directors may elect to receive their annual retainer fees in the form of ordinary shares having a value equal to their annual retainer fees on the date of the Annual General Meeting of the current year. In 2012, no Non-Employee Director elected to receive their annual retainer fee in the form of shares.

Equity-Based Compensation Paid to Non-Employee Directors

Shares

In May 2012, each then Non-Employee Director received an award of 6,782 shares equal in value to $150,018 for his or her service as a Director from May 2012 to April 2013. This award resulted in each Non-Employee Director receiving 6,782 shares. The fair market value of each share on the date of grant was $22.12. All such shares were vested as of the date of grant pursuant to the terms of the Directors Plan and are subject to the Director share ownership guidelines described below.

On October 27, 2011, the Nominating Committee approved a process whereby Non-Employee Directors may make an annual irrevocable election to have us withhold shares in an amount necessary to satisfy Irish tax withholding obligations on their share awards. Under Irish tax rules, fully vested share awards are subject to Irish “Pay as You Earn” taxation requirements. This right of election applied commencing with the stock granted to Non-Employee Directors in May 2012.

Options

Upon joining the Board, new Non-Employee Directors receive an initial stock option award under the Directors Stock and Option Plan. Therefore, on May 11, 2012, the Board granted 5,000 stock options to Ms. Gooding.

Retainer Share Units

Prior to January 1, 2009, share units were credited to the account of each Non-Employee Director (collectively, “retainer share units”) in an amount equal to the non-employee director’s retainer fee divided by the closing price of our ordinary shares on the NYSE on the date such retainer share units were to have been credited pursuant to the Directors Plan. Dividends on the retainer share units contained in a Non-Employee Director’s stock deferral account are credited as additional retainer share units, which are equal in value to dividends paid on our ordinary shares. Benefits under the Directors Plan will be distributed in the form of shares for each retainer share unit awarded following retirement or termination of a Non-Employee Director’s service on the Board. Such shares are received either in a lump sum on the date of a Non-Employee Director’s retirement or termination or over a period not to exceed five years, as elected in advance by each Non-Employee Director. However, consistent with the Director’s previous ability to defer their annual retainer fee, Non-Employee Directors, subsequent to January 1, 2009, did not receive such retainer share units as a result of the addition of Section 457A to the Code. In addition, retainer share units granted before January 1, 2009, are to be delivered to, and included in income of, the service provider (i.e., the Non-Employee Director) on the earlier of the last taxable year beginning before 2017 and his or her respective retirement from the Board.

Director Share Ownership

We encourage long-term share ownership by our Non-Employee Directors. Accordingly, at its April 2010 meeting, the Nominating Committee established a share ownership target for Non-Employee Directors of at least $300,000 in value of beneficially owned shares, options or share units (or any combination thereof).

In addition to the share ownership target, the Nominating Committee established restrictions on the sale of shares and share holding requirements for our Directors. Directors may not sell shares granted on or after May 1, 2010 unless they have met the share ownership target. A director may direct us to withhold shares to cover tax obligations associated with the grant, regardless of whether the full level of share ownership has been attained. Directors are also required to retain and hold 50% of each grant (net of taxes) made on or after May 1, 2010 for a minimum of five years from the grant date before being allowed to sell those vested shares. The retain and hold requirement and restrictions applicable to the sale of shares are not retroactive with respect to grants prior to May 1, 2010.

All of our Non-Employee Directors as of the date of this proxy statement are currently in compliance with our share holding requirements and sale restrictions. The following Non-Employee Directors have met the share ownership target: Messrs. Comey, Glauber, Haag, Mauriello and McQuade, Dr. Rose and Sir John Vereker.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
MANAGEMENT AND DIRECTORS

The following table sets forth, as of March 6, 2013, information regarding the beneficial ownership of our shares held by: (1) each person who beneficially owns 5% or more of our outstanding shares; (2) each of our nominees, each of our continuing Directors and each of our named executive officers; and (3) all of our current Directors and executive officers as a group. Except as otherwise indicated, each of the persons listed below has sole voting and investment power with respect to the shares beneficially owned by him or her. For purposes of the table below, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares that such person has the right to acquire within 60 days after March 6, 2013. For purposes of computing the percentage of outstanding shares held by each person or group of persons named below, any shares that such person or persons have the right to acquire within 60 days after March 6, 2013 are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership (1) (2)	Percent of Class
T. Rowe Price Associates, Inc. 100 E. Pratt Street, Baltimore, Maryland 21202 (3)	Ordinary Shares	27,438,336	9.3%

Barrow, Hanley, Mewhinney & Strauss, LLC 2200 Ross Avenue, 31st Floor, Dallas, TX 75201-2761 (4)	Ordinary Shares	24,170,124	8.2%

Blackrock, Inc. 40 East 52nd Street, New York, NY 10022 (5)	Ordinary Shares	24,061,783	8.2%

The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355 (6)	Ordinary Shares	17,476,804	5.9%

Capital World Investors 333 South Hope Street, Los Angeles, CA 90071 (7)	Ordinary Shares	16,346,700	5.5%

Ramani Ayer (8)	Ordinary Shares	14,986	*

Dale Comey (9)	Ordinary Shares	73,419	*

Robert Glauber (10)	Ordinary Shares	72,507	*

Herbert Haag (11)	Ordinary Shares	109,295	*

Gregory Hendrick (12)	Ordinary Shares	330,083	*

Suzanne Labarge (13)	Ordinary Shares	13,342	*

Joseph Mauriello (14)	Ordinary Shares	58,352	*

Michael McGavick (15)	Ordinary Shares	1,427,090	*

Eugene McQuade (16)	Ordinary Shares	67,487	*

Peter Porrino (17)	Ordinary Shares	67,623	*

Clayton Rose (18)	Ordinary Shares	24,136	*

Sarah Street (19)	Ordinary Shares	491,493	*

James Veghte (20)	Ordinary Shares	744,119	*

Sir John Vereker (21)	Ordinary Shares	54,467	*

Current Directors and executive officers of the Company as a group (19 persons in total)	Ordinary Shares	4,616,144	1.6%

*	Represents less than 1% of each class of security beneficially owned.

(1)

Each share has one vote, except that if, and for so long as, the votes conferred by the Controlled Shares (as hereinafter defined) of any person constitute 10% or more of the votes conferred by the issued shares, the voting rights with respect to the Controlled Shares owned by such person shall be limited, in the aggregate, to a voting power equal to approximately (but slightly less than) 10%, pursuant to a formula set forth in our Articles of Association. “Controlled Shares” include, among other things, all shares that a person (as defined in our Articles of Association) owns directly, indirectly or constructively (within the meaning of Section 13(d)(3) of the Exchange Act or Section 958 of the Code).

(2)

For Directors, includes shares, deferred share units, deferred restricted shares and retainer share units credited to the accounts of the Directors pursuant to their election to defer their Annual Retainer fees as described under “Cash Compensation Paid to Non-Employee Directors,” above.

(3)

Represents 9,995,380 shares with sole voting power and 27,389,136 shares with sole dispositive power. Beneficial ownership details are based upon information contained in the Schedule 13G filed with the SEC by T. Rowe Price Associates, Inc. on February 12, 2013.

(4)

Represents 6,560,009 shares with sole voting power, 17,610,115 shares with shared voting power and 24,170,124 shares with sole dispositive power. Beneficial ownership details are based upon information contained in the Schedule 13G filed with the SEC by Barrow, Hanley, Mewhinney & Strauss, LLC on February 11, 2013.

(5)

Represents 24,061,783 shares with sole voting power and 24,061,783 shares with sole dispositive power. Beneficial ownership details are based upon information contained in the Schedule 13G/A filed with the SEC by Blackrock Inc. on February 1, 2013.

(6)

Represents 525,531 shares with sole voting power, 16,971,873 shares with sole dispositive power and 504,931 shares with shared dispositive power. Beneficial ownership details are based upon information contained in the Schedule 13G filed with the SEC by The Vanguard Group on February 12, 2013.

(7)

Represents 16,346,700 shares with sole voting power and 16,346,700 shares with sole dispositive power. Beneficial ownership details are based upon information contained in the Schedule 13G/A filed with the SEC by Capital World Investors on February 13, 2013.

(8)	Includes 5,000 shares issuable upon exercise of vested stock options.

(9)

Includes 13,066 retainer share units, deferred share units, deferred restricted shares and accrued dividends issuable upon retirement or separation from the Board of Directors. Also includes 27,500 shares issuable upon exercise of vested stock options.

(10)

Includes 4,477 retainer share units, deferred share units, deferred restricted shares and accrued dividends issuable upon retirement or separation from the Board of Directors. Also includes 30,000 shares issuable upon exercise vested stock options.

(11)

Includes 3,633 retainer share units, deferred share units, deferred restricted shares and accrued dividends issuable upon retirement or separation from the Board of Directors. Also includes 22,500 shares issuable upon exercise of vested stock options.

(12)	Includes 6,562 restricted shares that had not vested but which have voting rights, and 253,991 shares issuable upon exercise of vested stock options.

(13)	Includes 5,000 shares issuable upon exercise of vested stock options. Also includes 2,000 shares held in a personal holding company.

(14)

Includes 6,953 retainer share units, deferred share units, deferred restricted shares and accrued dividends issuable upon retirement or separation from the Board of Directors. Also includes 22,500 shares issuable upon exercise of vested stock options.

(15)	Includes 16,000 restricted shares that had not vested but which have voting rights. Also includes 1,235,000 shares issuable upon the exercise of vested stock options.

(16)

Includes 8,393 retainer share units, deferred share units, deferred restricted shares and accrued dividends issuable upon retirement or separation from the Board of Directors. Also includes 25,000 shares issuable upon exercise of vested stock options.

(17)	Restricted stock units awarded at hire have no voting rights. Includes 42,563 shares issuable upon exercise of vested stock options.

(18)	Includes 5,000 shares issuable upon exercise of vested stock options.

(19)	Includes 13,124 restricted shares that had not vested but which have voting rights. Also includes 432,981 shares issuable upon the exercise of vested stock options.

(20)	Includes 8,250 restricted shares that had not vested but which have voting rights. Also includes 649,084 shares issuable upon the exercise of vested stock options.

(21)

Includes 2,299 retainer share units, deferred share units, deferred restricted shares and accrued dividends issuable upon retirement or separation from the Board of Directors. Also includes 17,500 shares issuable upon exercise of vested stock options.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC and the NYSE reports on Forms 3, 4 and 5 concerning their ownership of our shares and other equity securities.

We believe that all of our Directors and executive officers who are Section 16 filers filed all of such reports on a timely basis during the year ended December 31, 2012.

RELATED PERSON TRANSACTIONS

Certain of our shareholders and their affiliates, as well as the employers of or entities otherwise associated with certain Directors and officers or their affiliates, have purchased insurance and/or reinsurance from us in the ordinary course of business on terms we believe were no more favorable to these (re)insureds than those made available to other customers.

AUDIT COMMITTEE REPORT

The primary purpose of the Audit Committee is to assist the Board’s oversight of the quality and integrity of our financial statements, including our system of internal control over financial reporting, the independent registered public accounting firm’s (the “independent auditor”) qualifications, independence and performance, the performance of our internal audit function and our compliance with legal and regulatory requirements. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us. For the period from January 1, 2012 through December 31, 2012, Messrs. Mauriello (Chairman), Ayer and Comey, Sir John Vereker and Ms. Labarge served on the Audit Committee. Dr. Thrower served on the Audit Committee from January 1, 2012 until her retirement from the Board effective February 24, 2012.

The Audit Committee is currently comprised of the five independent Directors named below and operates under a written charter. A current copy of the Audit Committee Charter is available on our website located at www.xlgroup.com under “Investor Relations—Corporate Governance.”

It is not the responsibility of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. This is the responsibility of management and the independent auditor, as appropriate. It is also not the responsibility of the Audit Committee to ensure compliance with laws and regulations and our Code of Conduct or to set or determine the adequacy of the Company’s reserves.

The Audit Committee recommended to the Board of Directors that the Company’s audited financial statements for the fiscal year ended December 31, 2012 be included in the Annual Report for such fiscal year. This recommendation was based on the following actions undertaken by the Audit Committee:

•	Review and discussion regarding our system of internal control over financial reporting;

•	Review of the audited financial statements and management’s assessment of the effectiveness of our system of internal control over financial reporting;

•	Review and discussions with management regarding the audited financial statements;

•

Receipt of written disclosures and the letter from the independent auditor under applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence; and

•

Discussions with the independent auditor regarding such auditor’s independence, the audited financial statements, the matters required to be discussed by the Public Company Accounting Oversight Board in its guidance “Communication With Audit Committees,” the independent auditor’s opinion on the effectiveness of our system of internal control over financial reporting and other matters the Audit Committee deemed relevant and appropriate.

Audit Committee

Joseph Mauriello, Chairman
Ramani Ayer
Dale R. Comey
Suzanne B. Labarge
Sir John Vereker

Audit Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for audit services for the years ended December 31, 2012 and 2011 were approximately $13,569,000 and $13,249,000, respectively. Audit fees were for professional services rendered primarily in connection with the audit and quarterly reviews of the consolidated financial statements, internal control over financial reporting and other attestation services that comprised the audits for insurance statutory and regulatory purposes in the various jurisdictions in which we operate and the provision of certain opinions relating to our filings with the SEC.

Audit-Related Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for audit-related professional services for the years ended December 31, 2012 and 2011 were approximately $250,000 and $148,000, respectively. In 2012 and 2011, such audit-related fees were primarily related to the performance of services related to accounting consultations.

Tax Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for tax services for the fiscal years ended December 31, 2012 and 2011 were approximately $115,000 and $1,016,000, respectively. In 2012 and 2011, these fees were for professional services rendered for tax planning and compliance, and tax fees related to services performed in relation to international strategic tax organization.

All Other Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for products and services rendered to us, other than the services described above under “Audit Fees,” “Audit-Related Fees” and “Tax Fees” for the fiscal years ended December 31, 2012 and 2011 were approximately $66,000 and $346,000, respectively. The aggregate fees billed by PricewaterhouseCoopers LLP for such products and services rendered to us in 2012 related to consultations regarding financial statement note disclosures and to software licenses acquired for technical accounting reference tools required for regulatory filings. In 2011, the aggregate fees billed for such products and services related to UK compliance and capital monitoring frameworks and to software licenses acquired for technical accounting reference tools required for regulatory filings.

General

The Audit Committee has adopted procedures for pre-approving all audit and permissible non-audit services provided by the independent auditor. The Audit Committee will annually review and pre-approve the audit, review, attestation and permitted non-audit services to be provided during the next audit cycle by the independent auditor. To the extent practicable, the Audit Committee or the Chairman of the Audit Committee will also review and approve a budget for such services. Services proposed to be provided by the independent auditor that have not been pre-approved during the annual review and the fees for such proposed services must be pre-approved by the Audit Committee or the Chairman of the Audit Committee. Additionally, fees for previously approved services that are expected to exceed the previously approved budget must also be pre-approved by the Audit Committee or the Chairman of the Audit Committee. All requests or applications for the independent auditor to provide services to us shall be submitted to the Audit Committee or the Chairman of the Audit Committee.

The Audit Committee considered whether the provision of non-audit services performed by the independent auditor was compatible with maintaining PricewaterhouseCoopers LLP’s independence during 2012. The Audit Committee concluded in 2013 that the provision of these services during 2012 was compatible with the maintenance of PricewaterhouseCoopers LLP’s independence in the performance of its auditing functions.

SHAREHOLDER PROPOSALS FOR 2014 ANNUAL GENERAL MEETING

Shareholder proposals intended for inclusion in the Proxy Statement for the 2014 Annual General Meeting should be submitted in accordance with the procedures prescribed by Rule 14a-8 promulgated under the Exchange Act and sent to the Company Secretary at XL Group plc, One Bermudiana Road, Hamilton HM 08, Bermuda. Such proposals must be received by November 11, 2013.

Pursuant to our Articles of Association, any shareholder entitled to attend and vote at an Annual General Meeting may nominate persons for election as Directors if written notice of such shareholder’s intent to nominate such persons is received by the Secretary at XL Group plc, One Bermudiana Road, Hamilton HM 08, Bermuda during the period provided in our Articles of Association. Specifically, written notice of a shareholder’s intent to make a Director nomination at the 2014 Annual General Meeting must be received by the Company Secretary no earlier than December 27, 2013 and no later than January 26, 2014 (with certain exceptions if the 2014 Annual General Meeting is held more than 30 days before or after the one-year anniversary of the date of the 2013 Annual General Meeting). Such notice must include any information required pursuant to Article 61 of our Articles of Association at the time of submission. The nomination of any person not made in compliance with the foregoing procedures will be disregarded.

OTHER MATTERS

While management knows of no other matters to be brought before the Annual General Meeting other than the presentation of our 2012 financial statements and the minutes of the 2012 Annual General Meeting of shareholders, if any other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy form to vote the proxy in accordance with their judgment on such matters.

Proxy Solicitation

We will bear the cost of this solicitation of proxies. Proxies may be solicited by our Directors, officers and employees, who will not receive additional compensation for such services. In addition to the foregoing, we have retained Georgeson Inc. to assist in the distribution of proxy materials and the solicitation of proxies for a fee of approximately $20,500 plus customary costs, reasonable out-of-pocket expenses and disbursements. Upon request, we will also reimburse brokers and others holding shares in their names, or in the names of nominees, for forwarding proxy materials to their customers. To the extent necessary in order to ensure sufficient representation at the Annual General Meeting, we or our proxy solicitor may solicit the return of proxies by personal interview, mail, telephone, facsimile, email, internet or other means of electronic transmission.

Householding of Shareholder Documents

We may send a single Notice to any household at which two or more shareholders reside, or a single set of shareholder documents (the Annual Report and this Proxy Statement) if those shareholders have requested hard copies of these documents. This process is called “householding.” This reduces the volume of duplicate information received at your household and helps us to reduce our costs. Your materials may be househeld based on your prior express or implied consent. A number of brokerage firms with account holders who are shareholders have instituted householding. Once a shareholder has received notice from his or her broker that the broker will be householding communications to the shareholder’s address, householding will continue until the shareholder is notified otherwise or until the shareholder revokes his or her consent. If your materials have been househeld and you wish to receive separate copies of these documents, or if you are receiving duplicate copies of these documents and wish to have the information househeld, you may notify your broker or write or call XL’s Investor Relations department at:

XL Group plc
Investor Relations
100 Washington Boulevard
6th Floor
Stamford, CT 06902
Telephone: (203) 964-3470
Fax: (203) 964-3444
Email: investorinfo@xlgroup.com

Upon written or oral request, we will promptly deliver, without charge, to any shareholder a copy of the Notice, its Annual Report or this Proxy Statement. Requests for copies should be submitted to the Company Secretary at XL Group plc, One Bermudiana Road, Hamilton HM 08, Bermuda or (441) 292-8515.

As ordered,

Michael McGavick Chief Executive Officer